Exhibit 99.4

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

Index to Financial Statements

(1) Financial Statements:

(i)	Reports of Independent Registered Public Accounting Firm	1

(ii)	Consolidated Balance Sheets as of December 31, 2008 and 2007	3

(iii)	Consolidated Statements of Income (Loss) for the years ended December 31, 2008 and 2007 and for the period from January 31, 2006 through December 31, 2006	4

(iv)	Consolidated Statements of Other Comprehensive Income (Loss) for the years ended December 31, 2008 and 2007 and for the period from January 31, 2006 through December 31, 2006	5

(v)	Consolidated Statements of Equity (Deficit) as of December 31, 2008, 2007 and 2006	6

(vi)	Consolidated Statements of Cash Flows for the years ended December 31, 2008 and 2007 and for the period from January 31, 2006 through December 31, 2006	7

(vii)	Notes to Consolidated Financial Statements as of December 31, 2008	8

(2) Schedules to Consolidated Financial Statements:

II.	Valuation and Qualifying Accounts for the years ended December 31, 2008 and 2007	40

IV.	Mortgage Loans on Real Estate as of December 31, 2008	41

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of Alesco Financial Inc.

We have audited Alesco Financial Inc.’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Alesco Financial Inc.’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Alesco Financial Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Alesco Financial Inc. as of December 31, 2008 and 2007, and the related consolidated statements of income (loss), equity (deficit), and cash flows for each of the two years in the period ended December 31, 2008, and the period from January 31, 2006 (commencement of operations) to December 31, 2006, and our report dated March 4, 2009, except for the retrospective adjustments described in Note 2, as to which the date is June 1, 2009, expressed an unqualified opinion thereon.

/s/    Ernst & Young LLP

Philadelphia, Pennsylvania

March 4, 2009

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of Alesco Financial Inc.

We have audited the accompanying consolidated balance sheets of Alesco Financial Inc. as of December 31, 2008 and 2007, and the related consolidated statements of income (loss), comprehensive income (loss), equity (deficit), and cash flows for each of the two years in the period ended December 31, 2008, and the period from January 31, 2006 (commencement of operations) to December 31, 2006. Our audits also included the financial statement schedules II and IV. These financial statements and schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Alesco Financial Inc. at December 31, 2008 and 2007, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2008, and the period from January 31, 2006 (commencement of operations) to December 31, 2006, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

As disclosed in Note 2 to the consolidated financial statements, in 2008 the Company changed its method of accounting for investments in debt securities and security-related receivables, certain derivative investments, trust preferred obligations, and certain CDO notes payable in accordance with the adoption of Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities.

As disclosed in Note 2 to the consolidated financial statements, the Company changed its method of accounting for noncontrolling interests in accordance with the adoption of Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements (an amendment of Accounting Research Bulletin No. 51). Also as disclosed in Note 2 to the consolidated financial statements, the Company changed its method of accounting for contingent convertible senior notes in accordance with the adoption of FASB Staff Position APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Alesco Financial Inc.’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 4, 2009 expressed an unqualified opinion thereon.

/s/    Ernst & Young LLP

Philadelphia, Pennsylvania

March 4, 2009, except for the retrospective adjustments described in Note 2, as to which the date is June 1, 2009

Alesco Financial Inc.

Consolidated Balance Sheets

(In thousands, except share and per share information)

	As of December 31, 2008 (As Adjusted)	As of December 31, 2007 (As Adjusted)
Assets
Investments in debt securities and security-related receivables (including amounts at fair value of $2,079,750 and $5,888,650, respectively)	$2,079,750	$6,628,991
Investments in loans
Residential mortgages	901,491	1,047,195
Commercial mortgages	7,464	7,332
Leveraged loans (including amounts held for sale of $63,601 and $0, respectively)	780,269	836,953
Loan loss reserve	(68,428)	(18,080)

Total investments in loans, net	1,620,796	1,873,400
Cash and cash equivalents	86,035	80,176
Restricted cash and warehouse deposits	54,059	95,476
Accrued interest receivable	31,435	49,806
Other assets	62,856	207,527

Total assets	$3,934,931	$8,935,376

Liabilities and equity (deficit)
Indebtedness
Trust preferred obligations (including amounts at fair value of $120,409 and $0, respectively)	$120,409	$382,600
Securitized mortgage debt	844,764	959,558
CDO notes payable (including amounts at fair value of $1,647,590 and $0, respectively)	2,342,920	9,409,027
Warehouse credit facilities	126,623	155,984
Recourse indebtedness	77,656	189,614

Total indebtedness	3,512,372	11,096,783
Accrued interest payable	30,530	54,380
Related party payable	4,880	2,800
Derivative liabilities	266,984	123,316
Other liabilities	12,165	38,092

Total liabilities	3,826,931	11,315,371
Equity (deficit)
Preferred stock, $0.001 par value per share, 50,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.001 par value per share, 100,000,000 shares authorized, 60,171,324 and 60,548,032 issued and outstanding, including 985,810 and 1,228,234 unvested restricted share awards, respectively	59	59
Additional paid-in-capital	484,612	481,850
Accumulated other comprehensive loss	(14,223)	(1,545,464)
Accumulated deficit	(405,496)	(1,335,983)

Total parent stockholders’ equity (deficit)	64,952	(2,399,538)
Noncontrolling interests in subsidiaries	43,048	19,543

Total equity (deficit)	108,000	(2,379,995)

Total liabilities and equity (deficit)	$3,934,931	$8,935,376

See accompanying notes.

Alesco Financial Inc.

Consolidated Statements of Income (Loss)

(In thousands, except share and per share information)

	For the Year Ended December 31, 2008 (As Adjusted)	For the Year Ended December 31, 2007 (As Adjusted)	For the Period From January 31, 2006 through December 31, 2006 (As Adjusted)
Net investment income:
Investment interest income	$554,042	$727,456	$215,613
Investment interest expense	(439,835)	(627,635)	(188,121)
Provision for loan losses	(61,107)	(16,218)	(1,938)

Net investment income	53,100	83,603	25,554

Expenses:
Related party management compensation	19,585	17,316	6,249
General and administrative	14,581	11,864	3,834

Total expenses	34,166	29,180	10,083
Other income and expense:
Interest and other income	3,910	18,488	5,820
Net change in fair value of investments in debt securities and loans and non-recourse indebtedness	30,502	—	—
Net change in fair value of derivative contracts	(242,082)	80,697	11,480
Credit default swap premiums	(2,872)	(3,207)	—
Impairments on other investments and intangible assets	(8,362)	(1,384,430)	(375)
Gain (loss) on disposition of consolidated entities	(5,558)	10,990	—
Gain on repurchase of debt	56,409	—	—
Net realized loss on sale of assets	(12,934)	(16,219)	(1,974)

Earnings (loss) before benefit (provision) for income taxes	(162,053)	(1,239,258)	30,422
Benefit (provision) for income taxes	26,189	(2,328)	(766)

Net income (loss)	(135,864)	(1,241,586)	29,656
Less: Net income attributable to noncontrolling interests	(10,479)	(19,734)	(7,625)

Net income (loss) attributable to common stockholders	$(146,343)	$(1,261,320)	$22,031

Earnings (loss) per share—basic:
Basic earnings (loss) per share	$(2.46)	$(22.48)	$1.48

Weighted-average shares outstanding—Basic	59,470,943	56,098,672	14,924,342

Earnings (loss) per share—diluted:
Diluted earnings (loss) per share	$(2.46)	$(22.48)	$1.48

Weighted-average shares outstanding—Diluted	59,470,943	56,098,672	14,924,342

Distributions declared per common share	$0.50	$1.23	$1.75

See accompanying notes.

Alesco Financial Inc.

Consolidated Statements of Comprehensive Income (Loss)

(In thousands)

	For the Year Ended December 31, 2008 (As Adjusted)	For the Year Ended December 31, 2007 (As Adjusted)	For the Period from January 31, 2006 through December 31, 2006 (As Adjusted)
Net income (loss)	$(135,864)	$(1,241,586)	$29,656
Other comprehensive income (loss):
Net change in cash-flow hedges	55,566	(70,143)	(7,605)
Net change in the fair value of available-for-sale securities	—	(1,547,999)	(15,763)

Comprehensive income (loss)	(80,298)	(2,859,728)	6,288
Comprehensive (income) loss attributable to noncontrolling interests	(13,027)	67,572	1,115

Comprehensive income (loss) attributable to common stockholders	$(93,325)	$(2,792,156)	$7,403

See accompanying notes.

Alesco Financial Inc.

Consolidated Statements of Equity (Deficit)

(In thousands, except share information)

	Common Stock
	Shares	Par Value	Additional Paid In Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Parent Stockholders’ Equity	Noncontrolling Interests in Subsidiaries	Total Equity
Balance, January 1, 2006 (Commencement of Operations)	127	$—	$1	$—	$—	$1	$—	$1
Net income	—	—	—	—	22,031	22,031	7,625	29,656
Other comprehensive loss	—	—	—	(14,628)	—	(14,628)	(8,740)	(23,368)
Common stock issued, net	54,728,387	55	446,584	—	—	446,639	—	446,639
Stock-based compensation expense	—	—	857	—	—	857	—	857
Dividends declared on common stock	—	—	—	—	(26,098)	(26,098)	—	(26,098)
Purchase of subsidiary shares from noncontrolling interests	—	—	—	—	—	—	(16,666)	(16,666)
Sale of subsidiary shares to noncontrolling interests	—	—	—	—	—	—	122,737	122,737
Distributions to noncontrolling interests	—	—	—	—	—	—	(6,358)	(6,358)

Balance, December 31, 2006 (As Adjusted)	54,728,514	$55	$447,442	$(14,628)	$(4,067)	$428,802	$98,598	$527,400
Net loss	—	—	—	—	(1,261,320)	(1,261,320)	19,734	(1,241,586)
Other comprehensive loss	—	—	—	(1,530,836)	—	(1,530,836)	(87,306)	(1,618,142)
Common stock issued, net	8,000,000	8	71,992	—	—	72,000	—	72,000
Common stock repurchase	(3,831,400)	(4)	(34,908)	—	—	(34,912)	—	(34,912)
Stock-based compensation expense	422,684	—	2,017	—	—	2,017	—	2,017
Dividends declared on common stock	—	—	—	—	(70,596)	(70,596)	—	(70,596)
Purchase of subsidiary shares from noncontrolling interests	—	—	(4,693)	—	—	(4,693)	(12,878)	(17,571)
Sale of subsidiary shares to noncontrolling interests	—	—	—	—	—	—	23,145	23,145
Distributions to noncontrolling interests	—	—	—	—	—	—	(21,750)	(21,750)

Balance, December 31, 2007 (As Adjusted)	59,319,798	$59	$481,850	$(1,545,464)	$(1,335,983)	$(2,399,538)	$19,543	$(2,379,995)
Net loss	—	—	—	—	(146,343)	(146,343)	10,479	(135,864)
Cumulative effect adjustment from adoption of SFAS No. 159	—	—	—	1,478,223	1,107,206	2,585,429	22,737	2,608,166
Equity component of convertible debt issuance	—	—	2,230	—	—	2,230	—	2,230
Other comprehensive income	—	—	—	53,018	—	53,018	2,548	55,566
Common stock repurchase	(742,396)	(1)	(755)	—	—	(756)	—	(756)
Stock-based compensation expense	608,112	1	1,287	—	—	1,288	—	1,288
Dividends declared on common stock	—	—	—	—	(30,376)	(30,376)	—	(30,376)
Distributions to noncontrolling interests	—	—	—	—	—	—	(12,259)	(12,259)

Balance, December 31, 2008 (As Adjusted)	59,185,514	$59	$484,612	$(14,223)	$(405,496)	$64,952	$43,048	$108,000

See accompanying notes.

Alesco Financial Inc.

Consolidated Statements of Cash Flows

(In thousands)

	For the Year Ended December 31, 2008 (As Adjusted)	For the Year Ended December 31, 2007 (As Adjusted)	For the Period from January 31, 2006 through December 31, 2006 (As Adjusted)
Operating activities:
Net income (loss)	$(135,864)	$(1,241,586)	$29,656
Adjustments to reconcile net income (loss) to cash flow from operating activities:
Provision for loan losses	61,107	16,218	1,938
Stock-based compensation expense	1,288	2,017	857
Net premium and discount amortization on investments and loans	12,155	837	(1,814)
Amortization of deferred financing costs	1,907	8,719	2,762
Accretion of discounts on indebtedness	1,038	1,210	—
Net change in fair value of derivative contracts	207,914	(61,353)	(1,653)
Net change in fair value of investments in debt securities and non-recourse indebtedness	(30,502)	—	—
Impairments on other investments and intangible assets	8,362	1,384,430	375
Net realized loss on sale of assets	12,934	16,219	1,974
Proceeds from sale of real estate owned	4,706	—	—
Net realized gain on repurchase of indebtedness	(56,409)	—	—
(Gain) loss on disposition of consolidated entities	5,558	(10,990)	—
Changes in assets and liabilities:
Accrued interest receivable	16,476	(5,149)	(42,847)
Other assets	61,109	6,604	(18,183)
Accrued interest payable	(28,525)	13,994	39,405
Related party payable	2,328	1,921	879
Other liabilities	(2,447)	3,694	(4,007)

Net cash provided by operating activities	143,135	136,785	9,342
Investing activities:
Purchase of investments in debt securities and security-related receivables	(17,176)	(2,730,086)	(6,300,384)
Principal repayments from investments in debt securities and security-related receivables	30,158	50,110	38,746
Purchase of loans	(226,764)	(791,882)	(2,019,613)
Principal repayments from loans	217,224	420,331	83,638
Proceeds from sale of loans	79,961	567,243	85,119
Proceeds from sale of investments in debt securities and security-related receivables	17,522	998,639	42,933
Decrease in restricted cash and warehouse deposits	36,861	246,858	(349,113)
Cash obtained from Sunset upon acquisition	—	—	15,986

Net cash provided by (used in) investing activities	137,786	(1,238,787)	(8,402,688)
Financing activities:
Proceeds from repurchase agreements	—	191,696	3,235,588
Repayments of repurchase agreements	—	(3,215,965)	(515,850)
Proceeds from issuance of CDO notes payable	57,386	2,941,288	4,940,248
Repayments of CDO notes payable	(69,791)	(29,721)	(9,292)
Proceeds from issuance of trust preferred obligations	—	109,503	273,097
Proceeds from warehouse credit facilities	137,790	890,266	1,159,661
Repayments of warehouse credit facilities	(167,151)	(836,608)	(992,503)
Proceeds from issuance of recourse indebtedness	—	208,995	—
Repayment of recourse indebtedness	—	(40,000)	—
Repurchases of recourse indebtedness	(50,591)	—	—
Proceeds from issuance of securitized mortgage debt	—	1,014,600	—
Repayments of securitized mortgage debt	(115,832)	(55,540)	—
Proceeds from other derivative contracts	—	14,579	—
Repayments of other derivative contracts	(4,334)	(909)	—
Proceeds from cash flow hedges	—	6,356	13,540
Proceeds from sale of subsidiary shares to noncontrolling interests	—	23,145	122,737
Distributions to noncontrolling interest holders in CDOs	(12,259)	(21,750)	(6,358)
Purchase of subsidiary shares from noncontrolling interests	—	(17,571)	(16,666)
Payments for deferred debt issuance costs	—	(37,267)	(90,186)
Proceeds from issuance of common stock	—	72,000	357,248
Repurchase of common stock	(756)	(34,912)	—
Distributions paid to common stockholders	(49,524)	(51,828)	(26,098)

Net cash provided by (used in) financing activities	(275,062)	1,130,357	8,445,166

Net change in cash and cash equivalents	$5,859	$28,355	$51,820
Cash and cash equivalents at the beginning of the period	80,176	51,821	1

Cash and cash equivalents at the end of the period	$86,035	$80,176	$51,821

Supplemental cash flow information:
Cash paid for interest	$10,786	$28,884	$18,165
Cash paid for taxes	3,000	2,796	—
Stock issued to acquire net assets of Sunset Financial Resources, Inc.	—	—	89,392
Non-cash decrease in assets upon disposition of consolidated entity	313,950	59,865	—
Non-cash decrease in liabilities upon disposition of consolidated entity	313,950	73,527	—
Distributions payable	—	18,768	—
Transfer of loans held to maturity to real estate owned	18,566	9,283	—

See accompanying notes.

Alesco Financial Inc.

Notes to Consolidated Financial Statements

As of December 31, 2008

(In Thousands, except share and per share amounts)

NOTE 1: THE COMPANY

Alesco Financial Trust (“the Company”) was organized as a Maryland real estate investment trust on October 25, 2005 and commenced operations on January 31, 2006. On January 31, 2006, February 2, 2006, and March 1, 2006, Alesco Financial Trust completed the sale of 11,107,570 common shares of beneficial interest at an offering price of $10.00 per share in a private offering. Alesco Financial Trust received proceeds from this offering of $102.4 million, net of placement fees and offering costs.

On October 6, 2006, Alesco Financial Trust completed its merger with Alesco Financial Inc. (formerly Sunset Financial Resources, Inc.). Pursuant to the terms of the Amended and Restated Agreement and Plan of Merger, as amended by letter agreements dated September 5, 2006 and September 29, 2006, upon the completion of the merger each share of beneficial interest of Alesco Financial Trust was converted into 1.26 shares of common stock of Sunset Financial Resources, Inc. (“Sunset”), which resulted in the issuance of 14,415,530 shares of common stock. In accordance with U.S. generally accepted accounting principles (“GAAP”) the transaction was accounted for as a reverse acquisition, and Alesco Financial Trust was deemed to be the accounting acquirer and all of Sunset’s assets and liabilities were required to be revalued as of the acquisition date. As used in these consolidated financial statements, the term “the Company,” “we,” “us” and “our” refer to the operations of Alesco Financial Trust from January 31, 2006 through October 6, 2006, and the combined operations of the merged company subsequent to October 6, 2006. “Sunset” refers to the historical operations of Sunset Financial Resources, Inc. through October 6, 2006, the merger date.

Sunset was incorporated in Maryland on October 6, 2003, completed its initial public offering of common stock on March 22, 2004 and was traded on the New York Stock Exchange (the “NYSE”) under the ticker symbol “SFO.” Sunset elected to be taxed as a real estate investment trust (“REIT”) for U.S. Federal income tax purposes and the Company intends to continue to comply with these tax provisions. On October 9, 2006, the Company began trading on the NYSE under the ticker symbol “AFN.” On November 27, 2006, the Company closed a public offering of 30,360,000 shares of the Company’s common stock, par value $0.001 per share, at a public offering price of $9.00 per share, net of placement fees and offering costs. On June 25, 2007, the Company closed a public offering of 8,000,000 shares of the Company’s common stock, par value $0.001 per share, at a public offering price of $9.25 per share, net of placement fees and offering costs.

The Company is a specialty finance company that has historically invested in the following asset classes, subject to maintaining the Company’s status as a real estate investment trust, or REIT, under the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, and its exemption from regulation under the Investment Company Act of 1940, as amended, or the Investment Company Act:

•

subordinated debt financings originated by the Company’s manager or third parties, primarily in the form of trust preferred securities, or TruPS, issued by banks or bank holding companies and insurance companies, and surplus notes issued by insurance companies;

•	leveraged loans made to small and mid-sized companies in a variety of industries, including the consumer products and manufacturing industries; and

•	mortgage loans, other real estate-related senior and subordinated debt securities, residential mortgage-backed securities, or RMBS, and commercial mortgage-backed securities, or CMBS.

The Company has historically financed investments in these target asset classes on a short-term basis with on and off-balance sheet warehouse facilities or other short-term financing arrangements and on a long-term basis with securitization vehicles, including collateralized debt obligations (“CDOs”) and collateralized loan obligations (“CLOs”).

The Company may also invest opportunistically from time to time in other types of investments within its manager’s and Cohen Brothers, LLC’s (“Cohen & Company”) areas of expertise and experience, subject to maintaining its qualification as a REIT and an exemption from regulation under the Investment Company Act.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements have been prepared in accordance with GAAP. The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. Certain prior period amounts have been reclassified to conform with the current period presentation.

Retrospective Adjustments Related to Adoption of Recent Accounting Pronouncements

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements-an amendment of Accounting Research Bulletin No. 51” (“SFAS No. 160”). SFAS No. 160 requires reporting entities to present noncontrolling (minority) interests as equity (as opposed to as a liability or mezzanine equity) and provides guidance on the accounting for transactions between an entity and noncontrolling interests. SFAS No. 160 applies prospectively as of the first annual reporting period beginning on or after December 15, 2008, except for the presentation and disclosure requirements which will be applied retrospectively for all periods presented. As of January 1, 2009, the Company adopted SFAS No. 160 and the adoption of SFAS No. 160 resulted in the following changes to the presentation of the Company’s prior period consolidated financial statements: (1) reclassified all amounts previously included within the “Minority interests” financial statement caption to the “Noncontrolling interests in subsidiaries” financial statement caption, which is included within the equity section of the Company’s consolidated financial statements; (2) consolidated net income (loss) was adjusted to include net income (loss) attributable to both the controlling and noncontrolling interests; and (3) consolidated comprehensive income (loss) was adjusted to include comprehensive income (loss) attributable to both the controlling and noncontrolling interests. The adoption of SFAS No. 160 did not have an impact on net income (loss) for any prior periods.

In May 2008, the FASB issued FASB Staff Position (“FSP”) No. Accounting Principles Board 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement),” or FSP APB 14-1, which clarifies the accounting for convertible debt instruments that may be settled in cash (including partial cash settlement) upon conversion. FSP APB 14-1 requires issuers to account separately for the liability and equity components of certain convertible debt instruments in a manner that reflects the issuer’s nonconvertible, unsecured debt borrowing rate when interest cost is recognized. The equity component is presented in parent stockholders’ equity and the accretion of the resulting discount on the debt is recognized as part of interest expense in the consolidated statement of operations. FSP APB 14-1 requires companies to retroactively apply the requirements of the pronouncement to all periods presented. As of January 1, 2009, the Company adopted FSP APB 14-1 and the consolidated financial statements as of and for the year ended December 31, 2008 have been retroactively restated for the adoption, which resulted in an increase to the Company’s net loss of $1.6 million, or $0.03 per diluted share, and a $2.2 million increase to parent stockholders’ equity at January 1, 2008.

Principles of Consolidation

The consolidated financial statements reflect the accounts of the Company and its majority-owned and/or controlled subsidiaries and those entities for which the Company is determined to be the primary beneficiary in accordance with Financial Accounting Standard Board (“FASB”) Interpretation No. 46R, “Consolidation of Variable Interest Entities” (“FIN 46R”). The Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 160, “Noncontrolling Interests in Consolidated Financial Statements-an amendment of Accounting Research Bulletin No. 51” (“SFAS No. 160”) on January 1, 2009. Accordingly, for consolidated subsidiaries that are less than wholly owned, the third-party holdings of equity interests are referred to as noncontrolling interests. The portion of net income attributable to noncontrolling interests for such subsidiaries is presented as net income (loss) attributable to noncontrolling interests on the consolidated statements of income, and the portion of the stockholders’ equity of such subsidiaries is presented as noncontrolling interests in subsidiaries on the consolidated balance sheets.

The creditors of each variable interest entity (“VIE”) consolidated within the Company’s consolidated financial statements have no recourse to the general credit of the Company. The Company’s maximum exposure to loss as a result of its involvement with each VIE is the capital that the Company has invested in warehouse first-loss deposits and the preference shares or debt of the CDO, CLO or other types of securitization structures. All significant intercompany accounts and transactions have been eliminated in consolidation.

When the Company obtains an explicit or implicit interest in an entity, the Company evaluates the entity to determine if the entity is a VIE, and, if so, whether or not the Company is deemed to be the primary beneficiary of the VIE in accordance with FIN 46R. The Company consolidates VIEs of which the Company is deemed to be the primary beneficiary or non-VIEs which the Company controls. The primary beneficiary of a VIE is the variable interest holder that absorbs the majority of the variability in the expected losses or potentially the residual returns of the VIE. When determining the primary beneficiary of a VIE, the Company considers its aggregate explicit and implicit variable interests as a single variable interest. If the Company’s variable interest absorbs the majority of the variability in the expected losses or the residual returns of the VIE, the Company is considered the primary beneficiary of the VIE. The Company reconsiders its determination of whether an entity is a VIE and whether the Company is the primary beneficiary of such VIE if certain events occur. If the Company determines that it is no longer the primary beneficiary of a VIE, the deconsolidation of the VIE is accounted for as a sale of the entity for no proceeds.

The Company has determined that certain special purpose trusts formed by third party issuers of TruPS to issue such securities are VIEs (“Trust VIEs”) and that the holder of the majority of the TruPS issued by the Trust VIEs would be the primary beneficiary of the special purpose trust. In most instances, the Company is the primary beneficiary of the Trust VIEs because it holds, either explicitly or implicitly, the majority of the TruPS issued by the Trust VIEs. The acquisition of TruPS issued by Trust VIEs may be initially financed directly by CDOs, through on-balance sheet warehouse facilities or through off-balance sheet warehouse facilities. Under the TruPS-related off-balance sheet warehouse agreements, the Company usually deposits cash collateral with an investment bank and bears the first dollar risk of loss, up to the Company’s collateral deposit, if an investment held under the warehouse facility is liquidated at a loss. This arrangement causes the Company to hold an implicit interest in the Trust VIEs that issued TruPS held by warehouse providers. The primary assets of the Trust VIEs are subordinated debentures issued by third party sponsors of the Trust VIEs in exchange for the TruPS proceeds and the common equity securities of the Trust VIE. These subordinated debentures have terms that mirror the TruPS issued by the Trust VIEs. Upon consolidation of the Trust VIEs, these subordinated debentures, which are assets of the Trust VIE, are included in the Company’s consolidated financial statements and the related TruPS are eliminated. Pursuant to Emerging Issues Task Force Issue No. 85-1: “Classifying Notes Received for Capital Stock,” subordinated debentures issued to Trust VIEs as payment for common equity securities issued by Trust VIEs to third party sponsors are recorded net of the common equity securities issued.

Cash and Cash Equivalents

Cash and cash equivalents include cash held in banks and highly liquid investments with maturities of three months or less when purchased.

Restricted Cash

Restricted cash represents amounts held on deposit with investment banks as collateral for derivative contracts and proceeds from the issuance of CDO notes payable held by consolidated CDO securitization entities and cash held by trustees of CDO entities that is generated from earnings on the collateral assets and cash deposited with trustees of CDO entities that is restricted for the purpose of funding the CDO’s operations. As of December 31, 2008, the Company’s consolidated financial statements include $54.1 million of restricted cash and warehouse deposits. The $54.1 million is primarily restricted for the following purposes: $16.6 million at consolidated CDO entities to be used to acquire additional assets; and, $37.5 million of undistributed cash flow from operations at consolidated CDO entities.

Fair Value of Financial Instruments

Effective January 1, 2008, the Company adopted SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”), which establishes a framework for measuring fair value by creating a three-level fair value hierarchy that ranks the quality and reliability of information used to determine fair value, and requires new disclosures of assets and liabilities measured at fair value based on their level in the hierarchy. SFAS No. 157 also defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

SFAS No. 157 establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the financial instrument developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s estimates about what assumptions market participants would use in pricing the financial instrument developed based on the best information available in the circumstances. The fair value hierarchy is broken down into three levels based on the reliability of inputs as follows:

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Level 1: Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these products does not entail a significant degree of judgment.

Financial instruments utilizing Level 1 inputs generally include exchange-traded equity securities listed in active markets and most U.S. Government securities.

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Level 2: Valuations based on quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

Financial instruments utilizing Level 2 inputs generally include certain mortgage-backed securities, or MBS, and corporate debt securities and certain financial instruments classified as derivatives, including interest rate swap contracts and credit default swaps, where fair value is based on observable market inputs.

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Level 3: Inputs are unobservable inputs for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls has been determined based on the lowest level input that is significant to the fair value measurement in its entirety. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

Financial instruments utilizing Level 3 inputs generally include investments in TruPS and TruPS security-related receivables, certain MBS, and CDO notes payable.

The fair value of the Company’s financial instruments is generally based on observable market prices or inputs or derived from such prices or inputs, provided that such information is available. When quoted market prices are not available because certain financial instruments do not actively trade in the public markets, fair value is based on comparisons to similar instruments or from internal valuation models.

The availability of observable inputs can vary depending on the financial instrument and is affected by a wide variety of factors, including, for example, the type of financial instrument, its age, whether the financial instrument is traded on an active exchange or in the secondary market, the current market conditions, and other characteristics particular to the transaction. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized in Level 3. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level in the fair value hierarchy within which the fair value measurement in its entirety falls is determined based on the lowest level input that is significant to the fair value measurement in its entirety.

Fair value is a market-based measure considered from the perspective of a market participant who holds the asset or owes the liability rather than an entity-specific measure. Therefore, even when market assumptions are not readily available, the Company’s own assumptions are set to reflect those that management believes market participants would use in pricing the asset or liability at the measurement date. The Company uses prices and inputs that management believes are current as of the measurement date, including during periods of market dislocation. In periods of market dislocation, the observability of prices and inputs may be reduced for many instruments. This condition could cause an instrument to be reclassified from Level 1 to Level 2 or Level 2 to Level 3.

Many financial instruments have bid and ask prices that can be observed in the marketplace. Bid prices reflect the highest price that the Company and others are willing to pay for an asset. Ask prices represent the lowest price that the Company and others are willing to accept for an asset. For financial instruments whose inputs are based on bid-ask prices, the Company does not require that fair value always be a predetermined point in the bid-ask range. The Company’s policy is to allow for mid-market pricing and adjusting to the point within the bid-ask range that results in the Company’s best estimate of fair value.

Fair value for certain of the Company’s Level 3 financial instruments is derived using internal valuation models. These internal valuation models include discounted cash flow analyses developed by management using current interest rates, estimates of the term of the particular contract, specific issuer information and other market data for securities without an active market. In accordance with SFAS No. 157, the impact of the Company’s own credit and creditworthiness of consolidated CDOs is also considered when measuring the fair value of liabilities, including derivative contracts. Where appropriate, valuation adjustments are made to account for various factors, including bid-ask spreads, credit quality and market liquidity. These adjustments are applied on a consistent basis and are based upon observable inputs where available. Management’s estimate of fair value requires significant management judgment and is subject to a high degree of variability based upon market conditions, the availability of specific issuer information and management’s assumptions.

Financial instruments that are generally classified in Level 3 of the fair value hierarchy primarily consist of investments in TruPS and TruPS security-related receivables, certain MBS, and CDO notes payable. The valuation techniques used for those financial instruments classified in Level 3 are described below.

TruPS and TruPS Security-Related Receivables: The fair value of investments in TruPS is estimated using internal valuation models. These investment securities generally do not trade in an active market and, therefore observable price quotations are not available. Fair value is determined based on discounted cash flow models using current interest rates, estimates of the term of the particular contract, specific issuer information, including estimates of comparable market credit spreads and other market data.

MBS: The fair value of investments in MBS is determined based on external price and spread data. When position-specific external price data are not observable, the valuation is based on prices of comparable bonds.

CDO Notes Payable: The fair value of CDO notes payable liabilities is estimated using external price data (where observable), or internal valuation models. In the absence of observable price quotations, fair value is determined based on prices of comparable notes payable, or discounted cash flow models using current interest rates, estimates of the term of the particular contract, specific underlying collateral information, including estimates of credit spreads and other market data for securities without an active market.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”). SFAS No. 159 provides entities with an irrevocable option to report most financial assets and liabilities at fair value, with subsequent changes in fair value reported in earnings. The election can be applied on an instrument-by-instrument basis. SFAS No. 159 establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities, and became effective for the Company on January 1, 2008. The Company elected to apply the fair value option for its investments in TruPS and TruPS security-related receivables, MBS, TruPS CDO notes payable, MBS CDO notes payable, and TruPS obligations. The Company has elected the fair value option for these instruments to enhance the transparency of its financial condition. The transition adjustment to beginning accumulated deficit that was recorded as of January 1, 2008 due to the adoption of SFAS No. 159 was an increase to retained earnings of $1.1 billion. The following table presents information about the eligible instruments for which the Company elected the fair value option and for which transition adjustments were recorded as of January 1, 2008 (amounts in thousands):

Financial Instrument Description	Carrying Value at January 1, 2008 (Before Adoption of SFAS No. 159)	Transition Adjustment to Accumulated Deficit Increase/(Decrease)		Carrying Value at January 1, 2008 (After Adoption of SFAS No. 159)
Assets:
TruPS and subordinated debentures	$3,793,930	$(924,052	)(1)	$3,793,930
TruPS security-related receivables	740,342	(113,123)		627,219
MBS	2,091,007	(554,171	)(1)	2,091,007
Liabilities:
TruPS CDO notes payable	4,924,033	838,109	(2)	4,085,924
MBS CDO notes payable	3,852,838	1,804,175	(3)	2,048,662
TruPS obligations	382,600	79,005		303,595

Cumulative effect of the adoption		1,129,943
Noncontrolling interest allocation of cumulative adjustment		(22,737)

Cumulative effect of the adoption to accumulated deficit (4)		1,107,206
Adjustments related to other comprehensive loss		1,478,223

Cumulative effect of the adoption to parent stockholders’ equity		$2,585,429

(1)	Prior to January 1, 2008, TruPS and subordinated debentures and MBS were classified as available-for-sale and carried at fair value. Accordingly, the election of the fair value option for these securities did not change their carrying value and resulted in a reclassification from accumulated other comprehensive loss to beginning accumulated deficit.
(2)	Includes write-off of deferred issuance costs of $76.9 million.
(3)	Includes write-off of deferred issuance costs of $21.0 million.
(4)	Amount includes $1.9 million of a deferred tax asset recorded upon adoption of SFAS No. 159.

Investments

The Company invests primarily in TruPS and MBS debt securities, residential and commercial mortgage portfolios, and leveraged loans and may invest in other types of real estate-related assets. The Company accounts for its investments in debt securities under Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” as amended and interpreted (“SFAS No. 115”), and designates each investment as a trading security, an available-for-sale security, or a held-to-maturity security based on management’s intent at the time of acquisition. Under SFAS No. 115, trading securities are recorded at their fair value each reporting period with fluctuations in fair value reported as a component of earnings. Available-for-sale securities are recorded at fair value with changes in fair value reported as a component of other comprehensive income (loss). Fair value of investments subsequent to the adoption of SFAS No. 157 is described above. The following relates to available-for-sale securities prior to the adoption of SFAS No. 157. Fair value of investments is based on quoted market prices from independent pricing sources, or when quoted market prices are not available because certain securities do not actively trade in the public markets, based on comparisons to similar instruments or from internal pricing models. These internal valuation models include discounted cash flow analyses developed by management using current interest rates, estimates of the term of the particular contract, specific issuer information and other market data for securities without an active market. Management’s estimate of fair value requires significant management judgment and is subject to a high degree of variability based upon market conditions, the availability of specific issuer information and management’s assumptions. Upon the sale of a security, the realized gain or loss is computed on a specific identification basis and is recorded as a component of earnings in the respective period.

Effective January 1, 2008, the Company classifies its investments in TruPS and MBS as trading securities (see “Fair Value of Financial Instruments”). These investments are carried at estimated fair value, with changes in fair value of these instruments reported in income. Unamortized premiums and discounts on trading securities that are highly rated are recognized over the contractual life, adjusted for estimated prepayments using the effective interest method. For securities representing beneficial interests in securitizations that are not highly rated (i.e., subordinate tranches of MBS), unamortized premiums and discounts are recognized over the contractual life, adjusted for estimated prepayments and estimated credit losses of the securities using the effective interest method. Actual prepayment and credit loss experience are reviewed quarterly and effective yields are recalculated when differences arise between prepayments and credit losses originally anticipated compared to amounts actually received plus anticipated future prepayments.

Effective January 1, 2008, the Company accounts for its investments in subordinated debentures owned by Trust VIEs that the Company consolidates at fair value, with changes in fair value of these instruments reported in income. These Trust VIEs have no ability to sell, pledge, transfer or otherwise encumber a company or the assets of a company until such subordinated debenture’s maturity. The Company accounts for investments in securities where the transfer meets the criteria as a secured financing under Statement of Financial Accounting Standards No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” (“SFAS No. 140”) as secured loans at fair value. The Company’s investments in security-related receivables represent interests in securities that were transferred to CDO securitization entities by transferors that maintain some level of continuing involvement.

Effective January 1, 2008, the Company is not classifying any of its investments as available-for-sale. As it relates to available-for-sale securities prior to the adoption of SFAS No. 159, the Company exercised judgment to determine whether an investment security had sustained an other-than-temporary decline in fair value. If the Company determined that an investment security had sustained an other-than-temporary decline in its fair value, the investment security was written down to its fair value by a charge to earnings, and the Company established a new cost basis for the investment. The Company’s evaluation of an other-than-temporary decline was dependent on specific facts and circumstances relating to the particular investment. Factors that the Company considered in determining whether an other-than-temporary decline in fair value had occurred included, but are not limited to: the estimated fair value of the investment in relation to its cost basis; the length of time the security had a decline in estimated fair value below its amortized cost; the financial condition of the related entity and industry events;

changes in estimated cash flows from the investment; external credit ratings and recent downgrades of such credit ratings; and the intent and ability of the Company to hold the investment for a sufficient period of time to allow for recovery in the fair value of the investment. For MBS that are not of high credit quality at acquisition, the Company performed impairment analyses in accordance with Emerging Issues Task Force Issue No. 99-20, “Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets” (“EITF No. 99-20”). When adverse changes in estimated cash flows occur as a result of actual or expected prepayment and credit loss experience, an other-than-temporary impairment was deemed to have occurred. Accordingly, the security was written down to fair value, and the loss is recognized in current earnings. The cost basis adjustment for other-than-temporary impairment is recoverable only upon sale or maturity of the security.

The Company accounts for its investments in residential and commercial mortgages and leveraged loans at amortized cost. The carrying value of these investments is adjusted for origination discounts/premiums, nonrefundable fees and direct costs for originating loans which are amortized into income over the terms of the loans using the effective yield method adjusted for the effects of estimated prepayments based on Statement of Financial Accounting Standards No. 91, “Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases” (“SFAS No. 91”).

The Company maintains an allowance for residential and commercial mortgages and leveraged loan losses based on management’s evaluation of known losses and inherent risks in the portfolios, including historical and industry loss experience, economic conditions and trends, estimated fair values, the quality of collateral and other relevant quantitative and qualitative factors. Specific allowances for losses may be established for potentially impaired loans based on a comparison of the recorded carrying value of the loan to either the present value of the loan’s expected cash flow, the loan’s estimated market price or the estimated fair value of the underlying collateral. The allowance is increased by charges to operations and decreased by charge-offs (net of recoveries).

An impaired loan may be left on accrual status during the period the Company is pursuing repayment of the loan; however, the loan is placed on non-accrual status at such time as the Company believes that scheduled debt service payments may not be paid when contractually due or the loan becomes greater than 90 days delinquent. While on non-accrual status, interest income is recognized only upon actual receipt.

Loans Held for Sale

Loans held for sale are carried at the lower of cost or fair value. If the fair value of a loan is less than its cost basis, a valuation adjustment is recognized in the consolidated statement of operations and the loan’s carrying value is adjusted accordingly. The valuation adjustment may be recovered in the event the fair value increases, which is also recognized in the consolidated statement of operations.

Transfers of Financial Assets

The Company accounts for transfers of financial assets under SFAS No. 140 as either sales or financing arrangements. Transfers of financial assets that result in sale accounting are those in which (a) the transfer legally isolates the transferred assets from the transferor, (b) the transferee has the right to pledge or exchange the transferred assets and no condition both constrains the transferee’s right to pledge or exchange the assets and provides more than a trivial benefit to the transferor, and (c) the transferor does not maintain effective control over the transferred assets. If the transfer does not meet each of these criteria, the transfer is accounted for as a financing arrangement. Dispositions of financial assets that are treated as sales are removed from the Company’s accounts with any realized gain (loss) reflected in earnings during the period of sale. Dispositions of financial assets that are treated as financings are maintained on the balance sheet with proceeds received from the legal transfer reflected as secured borrowings and no gain or loss is recognized.

Deferred Costs

The Company records its deferred costs incurred in placing CDO notes payable and other debt instruments in accordance with SFAS No. 91, and amortizes these costs over the life of the related debt using the effective interest method.

Revenue Recognition

The Company recognizes interest income from investments in debt and other securities, residential and commercial mortgages, and leveraged loans over the estimated life of the underlying financial instruments on an estimated yield to maturity basis.

In accordance with EITF No. 99-20, the Company recognizes interest income from purchased interests in certain financial assets, including certain subordinated MBS, on an estimated effective yield to maturity basis. Management estimates the current yield on the reference amount of the investment based on estimated cash flows after considering prepayment and credit loss expectations. The adjusted yield is then applied prospectively to recognize interest income for the next reporting period.

Derivative Instruments

The Company uses derivative financial instruments to attempt to hedge all or a portion of the interest rate risk associated with its borrowings. In accordance with Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended and interpreted (“SFAS No. 133”), the Company measures each derivative instrument (including certain derivative instruments embedded in other contracts) at fair value and records such amounts in its consolidated balance sheet as either an asset or liability. Derivatives qualifying and designated as cash-flow hedges are evaluated at inception and at subsequent balance sheet dates in order to determine whether they qualify for hedge accounting under SFAS No. 133. The hedge instrument must be highly effective in achieving offsetting changes in cash flows of the hedged item attributable to the risk being hedged in order to qualify for hedge accounting. Derivative contracts are carried on the consolidated balance sheet at fair value. For derivatives designated as cash flow hedges, the effective portions of changes in the fair value of the derivative are reported in other comprehensive income (loss). Changes in the ineffective portions of cash flow hedges are recognized in earnings. Realized gains and losses on terminated contracts that were designated as hedges are maintained in accumulated other comprehensive income or loss and amortized into the consolidated statement of income over the contractual life of the terminated contract unless it is probable that the forecasted transaction will not occur. In that case, the gain or loss in accumulated other comprehensive income or loss is reclassified to realized gain or loss in the consolidated statement of income. The Company had no instruments designated as hedges during the year ended December 31, 2008.

The Company may also enter into derivatives that do not qualify for hedge accounting or for which the Company may not elect hedge accounting, including interest rate swaps, interest rate caps and floors, credit default and total return swaps, under SFAS No. 133. These derivatives are carried at their fair value with changes in fair value reflected in the consolidated statement of income. The fair value of credit default swaps is based on quotations from third-party brokers.

Accounting for Off-Balance Sheet Arrangements

The Company may maintain certain warehouse financing arrangements with various investment banks that are accounted for as off-balance sheet arrangements. The Company receives the difference between the interest earned on the investments under the warehouse facilities and the interest charged by the warehouse providers from the dates on which the respective investments were acquired. Under the warehouse agreements, the Company is typically required to deposit cash collateral with the warehouse provider and as a result, the Company bears the first dollar risk of loss, up to the warehouse deposit, if (i) an investment funded through the warehouse facility becomes impaired or (ii) a CDO is not completed by the end of the warehouse period, and in either case, the warehouse provider is required to liquidate the securities at a loss. These off-balance sheet arrangements are not consolidated because the collateral assets are maintained on the balance sheet of the warehouse providers. However, since the Company holds an implicit variable interest in many entities funded under its TruPS-related warehouse facilities, the Company often does consolidate the Trust VIEs while the TruPS they issue are held on the warehouse facilities. The Company records the cash collateral as warehouse deposits in its financial statements. The net amount earned from these warehouse facilities and any obligation associated with the warehouse arrangement are considered free-standing derivatives and are recorded at fair value in the financial statements with changes in fair value reflected in earnings in the respective period.

Income Taxes

For tax purposes, Sunset is deemed to have acquired Alesco Financial Trust on October 6, 2006. Sunset elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code and subsequent to the merger the Company continues to comply with these requirements. Accordingly, the Company generally will not be subject to U.S. federal income tax to the extent of its distributions to stockholders and as long as certain asset, income, distribution and share ownership tests are met. If the Company were to fail to meet these requirements, it would be subject to U.S. federal income tax, which could have a material adverse impact on its results of operations and amounts available for distributions to its stockholders. Management believes that all of the criteria to maintain the Company’s REIT qualification have been met for the applicable periods, but there can be no assurances that these criteria will continue to be met in subsequent periods.

The Company maintains domestic taxable REIT subsidiaries (“TRSs”), which may be subject to U.S. federal, state and local income taxes. Current and deferred taxes are provided for on the portion of earnings (losses) recognized by the Company with respect to its interest in domestic TRSs. Deferred income tax assets and liabilities are computed based on temporary differences between the GAAP consolidated financial statements and the federal and state income tax basis of assets and liabilities as of the consolidated balance sheet date. We evaluate the realizability of our deferred tax assets and recognize a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion or all of our deferred tax assets will not be realized. When evaluating the realizability of our deferred tax assets, we consider estimates of expected future taxable income, existing and projected book/tax differences, tax planning strategies available, and the general and industry specific economic outlook. This realizability analysis is inherently subjective, as it requires management to forecast our business and general economic environment in future periods. Changes in estimate of deferred tax asset realizability, if any, are included in income tax expense on the consolidated statements of income.

Certain TRS entities are domiciled in the Cayman Islands and, accordingly, taxable income generated by these entities may not be subject to local income taxation, but generally will be included in the Company’s income on a current basis, whether or not distributed. Upon distribution of any previously included income to the Company, no incremental U.S. federal, state, or local income taxes would be payable by the Company.

Goodwill

Goodwill on the Company’s consolidated balance sheet, if any, represents the amounts paid in excess of the fair value of the net assets acquired from business acquisitions accounted for under SFAS No. 141, “Business Combinations.” Pursuant to SFAS No. 142, “Accounting for Goodwill and Intangible Assets,” goodwill is not amortized to expense but rather is analyzed for impairment. The Company measures its goodwill for impairment on an annual basis or when events indicate that goodwill may be impaired. During the year ended December 31, 2008, the Company determined that the $5.0 million of goodwill recorded on its balance sheet was impaired, and as a result the Company recorded a $5.0 million impairment loss in the statement of income. As of December 31, 2008, there is no goodwill or other intangible assets recorded on the Company’s balance sheet.

Share-Based Payment

The Company accounts for share-based compensation issued to its Directors, Officers, and to its Manager using the fair value based methodology prescribed by SFAS No. 123(R), “Share-Based Payment” (“SFAS

No. 123(R)”) and EITF Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services” (“EITF No. 96-18”). Compensation cost related to restricted common stock issued to the independent directors of the Company is measured at its estimated fair value at the grant date, and is amortized and expensed over the vesting period on a straight-line basis. Compensation cost related to restricted common stock issued to the officers and the Manager is initially measured at estimated fair value at the grant date, and is re-measured on subsequent dates to the extent the awards are unvested, and is amortized and expensed over the vesting period on a straight-line basis.

Borrowings

The Company finances the acquisition of its investments, including loans and securities available-for-sale, primarily through the use of secured borrowings in the form of securitization transactions. The Company recognizes interest expense on all borrowings on an accrual basis.

Manager Compensation

The Management Agreement provides for the payment of a base management fee to the Manager, as well as an incentive fee if the Company’s financial performance exceeds certain benchmarks. See Note 11 for the specific terms of the computation and payment of the incentive fee. The base management fee and the incentive fee are accrued and expensed during the period for which they are earned by the Manager.

Earnings Per Share

In accordance with SFAS No. 128, Earnings per Share, the Company presents both basic and diluted earnings (loss) per common share (“EPS”) in its consolidated financial statements and footnotes thereto. Basic earnings (loss) per common share (“Basic EPS”) excludes dilution and is computed by dividing net income or loss allocable to common stockholders by the weighted-average number of common shares, including both vested unvested restricted common shares, outstanding for the period. Diluted earnings per share (“Diluted EPS”) reflects the potential dilution of unvested restricted common stock, if they are not anti-dilutive. See Note 10 for earnings (loss) per common share computations.

Recent Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” (“SFAS No. 141(R)”). SFAS 141(R) requires the acquiring entity in a business combination to recognize the full fair value of assets acquired and liabilities assumed in the transaction (whether a full or partial acquisition); establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; requires expensing of most transaction and restructuring costs; and requires the acquirer to disclose to investors and other users all of the information needed to evaluate and understand the nature and financial effect of the business combination. SFAS No. 141(R) applies to all transactions or other events in which the Company obtains control of one or more businesses, including those sometimes referred to as “true mergers” or “mergers of equals” and combinations achieved without the transfer of consideration, for example, by contract alone or through the lapse of minority veto rights. SFAS No. 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.

In March 2008, the FASB issued Statement of Financial Accounting Standards No. 161, “Disclosures about Derivative Instruments and Hedging Activities – an amendment of SFAS No. 133” (“SFAS No. 161”). SFAS No. 161 requires enhanced disclosure related to derivatives and hedging activities and thereby seeks to improve the transparency of financial reporting. Under SFAS No. 161, entities are required to provide enhanced disclosures relating to: (a) how and why an entity uses derivative instruments; (b) how derivative instruments and related hedge items are accounted for under SFAS No. 133 and its related interpretations; and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. The statement is effective for fiscal years beginning after November 15, 2008. Management is currently evaluating the impact that this statement may have on our consolidated financial statements.

In June 2008, the FASB issued FSP Emerging Issues Task Force 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” (“FSP EITF 03-6-1”). FSP EITF 03-6-1 addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the earnings allocation in computing earnings per share under the two-class method as described in Statement of Financial Accounting Standards No. 128, “Earnings per Share.” Under the guidance in FSP EITF 03-6-1, unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of earnings per share pursuant to the two-class method. FSP EITF 03-6-1 is effective for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. As of January 1, 2009, the Company adopted FSP EITF 03-6-1 and the adoption did not have a material effect on our consolidated financial statements.

In June 2008, the FASB ratified the consensus reached by the Emerging Issues Task Force on Issue No. 07-5, “Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock (“EITF No. 07-5”). EITF No. 07-5 provides guidance for determining whether an equity-linked financial instrument (or embedded feature) is indexed to an entity’s own stock. EITF No. 07-5 applies to any freestanding financial instrument or embedded feature that has all of the characteristics of a derivative or freestanding instrument that is potentially settled in an entity’s own stock (with the exception of share-based payment awards within the scope of SFAS 123(R)). To meet the definition of “indexed to own stock,” an instrument’s contingent exercise provisions must not be based on (a) an observable market, other than the market for the issuer’s stock (if applicable), or (b) an observable index, other than an index calculated or measured solely by reference to the issuer’s own operations, and the variables that could affect the settlement amount must be inputs to the fair value of a “fixed-for-fixed” forward or option on equity shares. EITF No. 07-5 is effective for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The Company is currently evaluating the potential impact of adopting EITF No. 07-5.

In September 2008, the FASB issued FSP FAS 133-1 and FIN 45-4, “Disclosures about Credit Derivatives and Certain Guarantees: An Amendment of FASB Statement 133 and FASB Interpretation No. 45; and Clarification of the Effective Date of FASB Statement No. 161” (“FSP FAS 133-1 and FIN 45-4”). FSP FAS 133-1 and FIN 45-4 is intended to improve disclosures about credit derivatives by requiring more information about the potential adverse effects of changes in credit risk on the financial position, financial performance, and cash flows of the sellers of credit derivatives. FSP FAS 133-1 and FIN 45-4 will be effective for the Company’s fiscal 2008 annual consolidated financial statements.

In October 2008, the FASB issued FSP FAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active” (“FSP FAS 157-3”). FSP FAS 157-3 clarifies the application of FASB Statement No. 157, “Fair Value Measurements,” in a market that is not active. FSP FAS 157-3 is effective October 10, 2008, and for prior periods for which financial statements have not been issued. The adoption of FSP FAS 157-3 did not have a material impact on our consolidated financial statements.

In September 2008, the FASB issued for comment revisions to SFAS No. 140 and FASB Interpretation No. 46, as revised (“FIN 46R”), “Consolidation of Variable Interest Entities.” The changes proposed include a removal of the scope exemption from FIN 46R for QSPEs, a revision of the current risks and rewards-based FIN 46R consolidation model to a qualitative model based on control and a requirement that consolidation of VIEs be re-evaluated on an ongoing basis. Although the revised standards have not yet been finalized, these changes may have a significant impact on the Company’s consolidated financial statements as the Company may be required to deconsolidate certain assets and liabilities due to the ongoing evaluation of its primary beneficiary status. In addition, the Company may also be required to consolidate other VIEs that are not currently consolidated based an analysis under the current FIN 46R consolidation model. The proposed revisions would be effective for fiscal years that begin after November 15, 2009.

In December 2008, the FASB issued FSP FAS 140-4 and FIN 46(R)-8, “Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities” (“FSP FAS 140-4 and FIN 46(R)-8”). FSP FAS 140-4 and FIN 46(R)-8 amends FAS 140 and FIN 46(R) to require additional disclosures regarding transfers of financial assets and interest in variable interest entities. FSP FAS 140-4 and FIN 46(R)-8 is effective for interim or annual reporting periods ending after December 15, 2008.

In January 2009, the FASB issued FSP EITF 99-20-1, “Amendments to the Impairment Guidance of EITF Issue No. 99-20, and EITF Issue No. 99-20, Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets” (“FSP EITF 99-20-1”). FSP EITF 99-20-1 changes the impairment model included within EITF 99-20 to be more consistent with the impairment model of SFAS No. 115. FSP EITF 99-20-1 achieves this by amending the impairment model in EITF 99-20 to remove its exclusive reliance on “market participant” estimates of future cash flows used in determining fair value. Changing the cash flows used to analyze other-than-temporary impairment from the “market participant” view to a holder’s estimate of whether there has been a “probable” adverse change in estimated cash flows allows companies to apply reasonable judgment in assessing whether an other-than-temporary impairment has occurred. The adoption of FSP EITF 99-20-1 did not have a material impact on our consolidated financial statements because all of our investments in debt securities are classified as trading securities.

NOTE 3: FAIR VALUE OF FINANCIAL INSTRUMENTS

Effective January 1, 2008, the Company adopted SFAS No. 157, which requires additional disclosures about the Company’s assets and liabilities that are measured at fair value. The following table presents information about the Company’s assets and liabilities (including derivatives that are presented net) measured at fair value on a recurring basis as of December 31, 2008, and indicates the fair value hierarchy of the valuation techniques utilized by the Company to determine such fair value. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

	Assets and Liabilities at Fair Value as of December 31, 2008
	Level 1	Level 2	Level 3	Total
	(amounts in thousands)
Assets:
Investment in TruPS and TruPS security-related receivables	$—	$—	$1,621,480	$1,621,480
MBS	—	—	458,270	458,270

Total Assets	$—	$—	$2,079,750	$2,079,750

Liabilities:
TruPS CDO notes payable	$—	$—	$1,314,037	$1,314,037
MBS CDO notes payable	—	—	333,553	333,553
TruPS obligations	—	—	120,409	120,409
Derivative instruments	—	266,134	850	266,984

Total Liabilities	$—	$266,134	$1,768,849	$2,034,983

The tables presented below summarize the change in asset and liability carrying values associated with Level 3 financial instruments during the year ended December 31, 2008 (amounts in thousands):

Assets	Investment in TruPS and TruPS Security-Related Receivables	MBS	Other Investments	Total
Balance at January 1, 2008	$4,421,149	$2,091,007	$3,712	$6,515,868
Net payments, purchases and sales	(3,575)	(348,249)	(1,630)	(353,454)
Net transfers in/(out)	—	—	—	—
Gains/(losses) recorded in income	(2,796,094)	(1,284,488)	(2,082)	(4,082,664)

Balance at December 31, 2008	$1,621,480	$458,270	$—	$2,079,750

Liabilities	TruPS CDO Notes Payable	MBS CDO Notes Payable	TruPS Obligations	Derivative Instruments	Total
Balance at January 1, 2008	$4,009,015	$2,027,682	$303,595	$—	$6,340,292
Net payments, purchases and sales	(35,185)	(325,229)	3,000	—	(357,414)
Net transfers in/(out)	—	—	—	—	—
(Gains)/losses recorded in income	(2,659,793)	(1,368,900)	(186,186)	850	(4,214,029)

Balance at December 31, 2008	$1,314,037	$333,553	$120,409	$850	$1,768,849

NOTE 4: INVESTMENTS IN SECURITIES

The following tables summarize the Company’s investments in debt securities as of December 31, 2008 and 2007:

Investment Description	Amortized Cost	Unrealized Losses	Estimated Fair Value	Weighted Average Coupon	Weighted- Average Years to Maturity
	(dollars in thousands)
December 31, 2008 (1):
TruPS and subordinated debentures and security-related receivables	$5,542,613	$(3,921,133)	$1,621,480	5.4%	27.4
MBS	2,035,566	(1,577,296)	458,270	3.0%	6.6

Total	$7,578,179	$(5,498,429)	$2,079,750	4.6%	21.7

Investment Description	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	Weighted Average Coupon	Weighted- Average Years to Maturity
	(dollars in thousands)
December 31, 2007:
TruPS and subordinated debentures	$4,802,113	$46,604	$(1,056,196)	$3,792,521	6.7%	28.4
MBS	2,646,588	2,078	(556,249)	2,092,417	5.5%	6.2
Other investments	3,712	—	—	3,712	—	8.3

Total	$7,452,413	$48,682	$(1,612,445)	$5,888,650	6.1%	18.3

(1)	Subsequent to the adoption of SFAS No. 159 on January 1, 2008, all of the Company’s investments in debt securities are classified as trading securities. Prior to January 1, 2008, all of the Company’s investments in debt securities were classified as available-for-sale.

TruPS shown above include (a) investments in TruPS issued by Trust VIEs of which the Company is not the primary beneficiary and which the Company does not consolidate and (b) transfer of investments in TruPS to the Company that were accounted for as a sale pursuant to SFAS No. 140. Subordinated debentures included above represent the primary assets of Trust VIEs that the Company consolidates pursuant to FIN 46R.

The following table summarizes the Company’s investments in security-related receivables that were recorded at amortized cost as of December 31, 2007:

Investment Description	Amortized Cost	Weighted Average Coupon	Weighted- Average Years to Maturity	Estimated Fair Value
	(dollars in thousands)
December 31, 2007:
Security-related receivables	$740,341	7.3%	27.5	$625,369

The Company’s investments in security-related receivables represent securities owned by CDO entities that are collateralized by TruPS and subordinated debentures owned by a consolidated subsidiary where the transfers are accounted for as financings under SFAS No. 140. These transactions are accounted for as financings due to certain constraints that limit further pledging or exchanging of the assets and the continuing involvement of investment banks with each of these transactions. As of December 31, 2008, the Company’s consolidated financial statements included $390.8 million of security-related receivables held at fair value.

As of December 31, 2008, the aggregate principal amount of investments in the 35 TruPS investments that have defaulted or are currently deferring interest payments is $551.0 million, representing approximately 10.7% of the Company’s combined TruPS portfolio. As of December 31, 2008, the $250.5 million of defaulted securities, which includes securities issued by IndyMac Bancorp, have been completely written-off in the Company’s consolidated financial statements. For the year ended December 31, 2008, investment interest income is net of a $20.4 million reserve for interest income related to the $551.0 million of currently deferring or defaulted securities.

The TruPS deferrals and defaults described above have resulted in the over-collateralization tests being triggered in all eight CDOs in which the Company holds equity interests. The trigger of an over-collateralization test in a TruPS CDO means that the Company, as a holder of equity securities, will not receive current distributions of cash in respect of its equity interests until sufficient cash or collateral is retained in the CDOs to cure the over-collateralization tests.

At December 31, 2008 approximately 68% of the Company’s investments in RMBS were rated below AAA. Additionally, 17% of RMBS have a weighted-average FICO score less than 625 (generally considered to be subprime).

Proceeds from the sales of investments were $17.5 million and $998.6 million for the year ended December 31, 2008 and 2007, respectively. The Company utilized a significant portion of the proceeds to pay down short-term financing related to these investments during the year ended December 31, 2007. Included within loss on the sale of assets in the consolidated statements of income (loss) are gross realized losses of $3.0 million and $13.6 million during the year ended December 31, 2008 and 2007, respectively. For purposes of determining realized losses, the cost of securities sold is based on specific identification.

As previously disclosed, we received written notice from the trustees of Kleros Real Estate I, II, III, and IV that each CDO experienced an event of default. These events of default resulted from the failure of certain additional over-collateralization tests primarily due to credit rating agency downgrades. The events of default provide the controlling class debtholder in each CDO with the option to liquidate all of the MBS assets collateralizing the particular CDO. The proceeds of any such liquidation will be used to repay the controlling class debtholder. As of the current date, the controlling class debtholders of Kleros Real Estate I, II and IV have not exercised their rights to liquidate any of the CDOs. As previously disclosed, Kleros Real Estate III was liquidated in June 2008. Upon the commencement of the liquidation process the Company determined that it was no longer the primary beneficiary of Kleros Real Estate III, and in accordance with FIN 46(R) deconsolidated the Kleros Real Estate III entity from its consolidated financial statements in June 2008. Since the Company is not receiving any cash flow from its investments in any of the Kleros Real Estate CDOs, the events of default described above do not have any further impact on the Company’s cash flows. However, the assets of the Kleros Real Estate I, II and IV CDOs and the income they generate for tax purposes are a component of the Company’s REIT qualifying assets and income. If more than one of the three remaining Kleros Real Estate CDOs is liquidated, the Company may have to deploy additional capital into REIT qualifying assets in order to continue to qualify as a REIT. If the Company is not able to invest in sufficient other REIT qualifying assets, its ability to qualify as a REIT could be materially adversely affected.

Substantially all of the Company’s investments in TruPS, subordinated debentures and MBS collateralize debt issued through consolidated CDO entities, consolidated Trust VIEs, or warehouse credit facilities. Consolidated CDO entities are generally subject to an indenture which dictates substantially all of the operating activities of the CDO. These indentures generally require that certain credit quality and over-collateralization tests are met. To the extent a CDO fails to pass such tests, cash flows from the assets may be directed to be used to repay the CDO debt obligations. The assets of the Company’s consolidated CDOs collateralize the debt of such entities and are not available to the Company’s general creditors. Similarly, the debt of such entities is not recourse to the Company.

NOTE 5: LOANS

Loans accounted for as held for investment are recorded at amortized cost. Loans accounted for as held for sale are carried at fair value, with changes in fair value recorded in the net change in fair value of investments in debt securities and loans and non-recourse indebtedness. The following table summarizes our investments in loans as of December 31, 2008 (dollars in thousands):

	Unpaid Principal Balance	Unamortized Premium/ (Discount)	Unrealized Gain (loss)	Carrying Amount	Number of Loans	Weighted- Average Interest Rate	Weighted- Average Contractual Maturity Date
December 31, 2008:
5/1 Adjustable rate residential mortgages	$609,994	$6,735	$—	$616,729	1,487	6.3%	July 2036
7/1 Adjustable rate residential mortgages	211,287	3,414	—	214,701	488	6.6%	Dec 2036
10/1 Adjustable rate residential mortgages	68,786	1,275	—	70,061	186	6.8%	Sept 2036
Commercial loan (1)	7,464	—	—	7,464	1	21.0%	—
Leveraged loans (2)	891,204	(9,946)	(100,989)	780,269	438	6.5%	Apr 2013

Total	$1,788,735	$1,478	$(100,989)	$1,689,224	2,600	6.4%

December 31, 2007:
5/1 Adjustable rate residential mortgages	$705,442	$6,706	$—	$712,148	1,684	6.4%	July 2036
7/1 Adjustable rate residential mortgages	251,095	3,575	—	254,670	571	6.6%	Dec 2036
10/1 Adjustable rate residential mortgages	79,030	1,347	—	80,377	207	6.8%	Sept 2036
Commercial loan (1)	7,332	—	—	7,332	1	21.0%	Jan 2006
Leveraged loans	838,300	(1,347)	—	836,953	388	8.7%	Feb 2013

Total	$1,881,199	$10,281	$—	$1,891,480	2,851	7.4%

(1)	Weighted-average interest rate excludes non-interest accruing commercial loan.
(2)	Includes approximately $63.6 million of leveraged loans classified as held for sale as of December 31, 2008.

As of December 31, 2008, the Company has transferred all of the leveraged loans included in its warehouse facility with a third party to the held for sale category and as a result recorded an unrealized loss of $101.0 million on the leveraged loans included in the warehouse facility. During the fourth quarter of 2008, the Company determined that it no longer had the intent to hold these particular loans to maturity or for the foreseeable future. The warehouse facility that provides short-term financing for approximately $164.8 million of par value of leveraged loans is scheduled to mature in May 2009. Prior to the May 2009 maturity date, the Company does not expect that the warehouse lender will offer us favorable refinancing terms or the ability to extend the warehouse facility. If the securitization markets remain effectively closed through the May 2009 maturity date, the Company will likely lose the first loss cash that is deposited with the warehouse lender in the amount of $39.0 million, which is the maximum amount of loss that the Company is exposed to from the warehouse facility.

The Company has the positive intent and ability to hold its loan portfolio, except the leveraged loans included in the warehouse described above, until maturity or at least for the foreseeable future. The held for investment portion of our portfolio is financed on a long term basis through securitization vehicles.

The estimated fair value of the Company’s residential mortgages was $417.1 million and $1.0 billion as of December 31, 2008 and 2007, respectively. The estimated fair value of the Company’s leveraged loans was $398.4 million and $798.9 million as of December 31, 2008 and 2007, respectively.

The Company maintains an allowance for loan losses based on management’s evaluation of known losses and inherent risks in the portfolios, which considers historical and industry loss experience, economic conditions and trends, estimated fair values and the quality of collateral and other relevant quantitative and qualitative factors. Specific allowances for losses are established for potentially impaired loans based on a comparison of the recorded carrying value of the loan to either the present value of the loan’s expected cash flow, the loan’s estimated market price or the estimated fair value of the underlying collateral. The allowance is increased by charges to operations and decreased by charge-offs (net of recoveries). As of December 31, 2008 and 2007, the Company maintained an allowance for loan losses of $68.4 million and $18.1 million, respectively. As of December 31, 2008 and 2007, the Company has placed $82.3 million and $22.3 million of residential mortgage loans on non-accrual status, respectively.

The following table summarizes the delinquency statistics of the Company’s residential mortgage loans (dollar amounts in thousands):

Delinquency Status	Number of Loans	Principal Amount
December 31, 2008:
30 to 60 days	145	$58,742
61 to 90 days	48	21,182
Greater than 90 days	209	82,328

Total	402	$162,252

December 31, 2007:
30 to 60 days	95	$38,551
61 to 90 days	18	6,351
Greater than 90 days	52	22,345

Total	165	$67,247

As of December 31, 2008, the Company had 209 loans that were either greater than 90 days past due or in foreclosure and placed on non-accrual status. During the year ended December 31, 2008, the Company did not recognize approximately $1.8 million of interest income for loans that were either in non-accrual status or classified as REO.

As of December 31, 2008, the Company had foreclosed on 53 residential mortgage loans with a fair value of $14.3 million which is classified as real estate owned (REO). The Company records REO property at fair value within other assets in its consolidated balance sheet. During the year ended December 31, 2008, the Company recorded a charge-off of $8.0 million as a result of foreclosing on these properties.

During the year ended December 31, 2008, the Company sold approximately $5.7 million of delinquent securitized mortgages at realized losses of $1.6 million. During the year ended December 31, 2007, the Company sold approximately $516.2 million of adjustable rate residential mortgages at realized losses of $2.0 million. In connection with the sale of the assets and repayment of related financings, the Company terminated a portion of certain interest rate swap contracts and recorded realized gains of $3.5 million in earnings during the year ended December 31, 2007.

As of December 31, 2008 and 2007, approximately $888.0 million and $1.0 billion, respectively, of the carrying value of the Company’s residential mortgages was pledged as collateral for securitized mortgage debt. In addition, substantially all of the carrying value of the Company’s leveraged loan portfolio is pledged as collateral for CLO notes payable.

As of December 31, 2008 and 2007, 47.0% and 46.5%, respectively, of the carrying value of the Company’s investment in residential mortgages was concentrated in residential mortgages collateralized by property in California.

NOTE 6: INDEBTEDNESS

The following table summarizes the Company’s total indebtedness (includes recourse and non-recourse indebtedness):

Description	Amortized Cost	Net Change in Fair Value (2)	Carrying Amount	Interest Rate Terms	Current Weighted- Average Interest Rate	Weighted- Average Contractual Maturity	Estimated Fair Value
	(dollars in thousands)
December 31, 2008:
Non-recourse indebtedness:
Trust preferred obligations	$385,600	$(265,191)	$120,409	2.9% to 8.7%	4.8%	Oct 2036	$120,409
Securitized mortgage debt	844,764	—	844,764	5.0% to 6.0%	5.7%	Dec 2046	425,032
CDO notes payable (1)	8,449,072	(6,106,152)	2,342,920	2.1% to 9.5%	3.3%	Apr 2039	1,995,448
Warehouse credit facilities	126,623	—	126,623	3.8%	3.8%	May 2009	64,660

Total non-recourse indebtedness	$9,806,059	$(6,371,343)	$3,434,716

Recourse indebtedness:
Junior subordinated debentures	$49,614	$—	$49,614	7.9% to 9.5%	8.8%	Aug 2036	$28,560
Contingent convertible debt	28,042	—	28,042	7.6%	7.6%	May 2027	18,623

Total recourse indebtedness	$77,656	$—	$77,656

Total indebtedness	$9,883,715	$(6,371,343)	$3,512,372

December 31, 2007:
Non-recourse indebtedness:
Trust preferred obligations	$382,600	$—	$382,600	5.9% to 9.0%	6.7%	July 2035	$300,296
Securitized mortgage debt	959,558	—	959,558	5.0% to 6.0%	5.7%	Dec 2046	958,643
CDO notes payable	9,409,027	—	9,409,027	5.1% to 6.1%	5.6%	Mar 2040	6,522,197
Warehouse credit facilities	155,984	—	155,984	5.1% to 5.3%	5.2%	Mar 2008	154,331

Total non-recourse indebtedness	$10,907,169	$—	$10,907,169

Recourse indebtedness:
Junior subordinated debentures	$49,614	$—	$49,614	9.4%	9.4%	Aug 2036	$37,211
Contingent convertible debt	140,000	—	140,000	7.6%	7.6%	May 2027	96,250

Total recourse indebtedness	$189,614	$—	$189,614

Total indebtedness	$11,096,783	$—	$11,096,783

(1)	Excludes CDO notes payable purchased by the Company which are eliminated in consolidation. Carrying amount includes $1.6 billion of liabilities at fair value.
(2)	Amounts reflect adjustment to fair value for those debt obligations elected to be recorded at fair value under SFAS No. 159.

Recourse indebtedness refers to indebtedness that is recourse to the general assets of the Company. As indicated in the table above, the Company’s consolidated financial statements include recourse indebtedness of $77.7 million and $189.6 million, respectively, as of December 31, 2008 and 2007. Non-recourse indebtedness consists of indebtedness of consolidated VIEs (i.e. CDOs, CLOs and other securitization vehicles) which is recourse only to specific assets pledged as collateral to the lenders. The creditors of each consolidated VIE have no recourse to the general credit of the Company. As of December 31, 2008, the Company’s maximum exposure to economic loss as a result of its involvement with each VIE is the $460.9 million of capital that the Company has invested in warehouse first-loss deposits and the preference shares or debt of the CDO, CLO or other types of securitization structures. None of the indebtedness shown in the table above subjects the Company to potential margin calls for additional pledges of cash or other assets.

(a) Repurchase agreements

As of December 31, 2008, the Company is not financing any investments with short-term repurchase agreements that subject the Company to margin calls or potential recourse obligations in excess of posted first loss deposits.

(b) Trust preferred obligations

Trust preferred obligations finance subordinated debentures acquired by Trust VIEs that are consolidated by the Company for the portion of the total TruPS that are owned by entities outside of the consolidated group. These trust preferred obligations bear interest at either variable or fixed rates until maturity, generally 30 years from the date of issuance. The Trust VIE has the ability to prepay the trust preferred obligation at any time, without prepayment penalty, after five years. The Company does not control the timing or ultimate payment of the trust preferred obligations. Effective January 1, 2008, the Company has elected the fair value option pursuant to SFAS No. 159 for trust preferred obligations.

(c) CDO notes payable

CDO notes payable represent notes payable issued by CDO entities used to finance the acquisition of TruPS, MBS, and leveraged loans. Substantially all of the TruPS collateralizing CDO notes payable are obligations of banks, bank holding companies and insurance companies. The obligors under the leveraged loans come from a variety of industries. Generally, CDO notes payable are comprised of various classes of notes payable, with each class bearing interest at variable or fixed rates. Effective January 1, 2008, the Company has elected the fair value option pursuant to SFAS No. 159 for TruPS and MBS CDO notes payable.

(d) Warehouse Credit Facilities

As of December 31, 2008, the Company’s consolidated financial statements included $126.6 million of warehouse credit facility debt in the form of short term notes payable. Warehouse credit facility debt relates to an on-balance sheet warehouse facility entered into by a subsidiary of the Company with the intention of financing the acquisition of leveraged loans on a short-term basis until longer-term financing is available. Despite the fact that the Company recorded an unrealized loss of $101.0 million on the leveraged loans included in the warehouse facility, the Company’s maximum economic exposure to loss on the warehouse credit facility is limited to the amount of capital that the Company has invested pursuant to the terms of the arrangement. As of December 31, 2008, the Company has invested $39.0 million of capital in this financing arrangement, which provides for $200 million of total borrowing capacity and bears interest of 125 basis points over the daily commercial paper rate and matures in May 2009. Prior to the May 2009 maturity date, the Company does not expect that the warehouse lender will offer us favorable refinancing terms or the ability to extend the warehouse facility. If the securitization markets remain effectively closed through the May 2009 maturity date, the Company will likely lose the first loss cash that is deposited with the warehouse lender in the amount of $39.0 million, which is the maximum amount of loss that the Company is exposed to from the warehouse facility.

(e) Securitized Mortgage Debt

On June 29, 2007, the Company completed an on-balance sheet, term-secured financing of approximately $1.1 billion of residential mortgage loans. Upon the closing of this securitization transaction, the Company is no longer financing any residential mortgage loans with short-term repurchase agreement financing. In connection with this securitization, the Company entered into a Mortgage Loan Purchase Agreement, dated as of June 29, 2007 (the “MLPA”), with Structured Asset Mortgage Investments II, Inc. (the “Depositor”), a wholly-owned subsidiary of The Bear Stearns Companies Inc. Pursuant to the MLPA, the Company transferred 2,572 conventional, first lien mortgage loans secured primarily by one- to four-family residential properties and individual condominium units (collectively, the “Mortgage Loans”) to the Depositor.

The Depositor established Bear Stearns ARM Trust 2007-2, a Delaware statutory trust (the “Issuing Entity”) pursuant to a Short Form Trust Agreement, dated as of June 26, 2007. The Depositor transferred the Mortgage Loans to the Issuing Entity pursuant to a Sale and Servicing Agreement, dated as of June 29, 2007. The Issuing Entity issued the Bear Stearns ARM Trust 2007-2, Mortgage-Backed Notes, Series 2007-2 as well as the notes issued pursuant to the Trust Agreement to the Depositor.

The Issuing Entity sold $1.0 billion of senior notes to third parties and the Company retained all of the $65.2 million of subordinated notes in the structure. The senior notes consist of eight classes of notes bearing interest ranging from 5.0% to 6.0%.

The Issuing Entity is a VIE pursuant to FIN 46R and the Company is the primary beneficiary due to its one-hundred percent ownership interest in the subordinated notes of the Issuing Entity (the issuing entity is not a qualifying special purpose entity). The Issuing Entity is included within the consolidated financial statements of the Company.

(f) Recourse Indebtedness

Contingent Convertible Senior Notes

On May 15, 2007 and June 13, 2007, the Company sold $140 million aggregate principal amount of contingent convertible senior notes. The notes are senior, unsecured obligations of the Company and rank equally in right of payment with all of the Company’s existing and future unsubordinated, unsecured indebtedness. The notes are subordinated in right of payment to the Company’s existing and future secured indebtedness to the extent of such security, and structurally subordinated to any liabilities and other indebtedness of the Company’s subsidiaries. The notes bear interest at an annual rate of 7.625%. The notes mature on May 15, 2027.

During the year ended December 31, 2008, the Company repurchased and retired $111.4 million par value of its outstanding convertible debt securities for $50.6 million. The Company realized a gain of $56.4 million on these transactions, net of a $2.7 million write-off of related deferred costs and a $1.6 million discount. As of the date of this filing, $28.7 million principal amount of the Company’s contingent convertible debt securities remains outstanding. The holders of the Company’s remaining $28.7 million aggregate principal amount of convertible debt will have the right to require us to repurchase their notes at 100% of their principal amount together with accrued but unpaid interest thereon if, among other things, the Company’s common stock ceases to be listed on the NYSE, another established national securities exchange or an automated over-the-counter trading market in the United States. See Note 13 for further discussion.

As discussed in Note 2, the Company adopted FSP APB 14-1 effective as of January 1, 2009 and retrospectively applied FSP APB 14-1 to the terms of its contingent convertible debt as they existed for all periods presented. FSP APB 14-1 requires the Company to account separately for the liability and equity components of its contingent convertible debt in a manner that reflects the Company’s nonconvertible, unsecured debt borrowing rate. Pursuant to the retrospective application of FSP APB 14-1, at January 1, 2008, the Company recorded a $2.2 million increase to additional paid-in-capital relating to the equity component and a corresponding discount to its contingent convertible debt. The unamortized discount was $0.6 million as of December 31, 2008 and will be amortized through May 2012.

The notes will be convertible prior to the maturity date into cash and, if applicable, shares of the Company’s common stock, par value $0.001 per share, under certain circumstances, at an initial conversion price per share of $11.70, which represents a conversion rate of approximately 85.4701 shares of common stock per $1,000 principal amount of notes. If converted, the holders of the notes will receive an amount in cash per note equal to the lesser of (i) $1,000 and (ii) the average of the “daily conversion values” for each of the twenty consecutive trading days of the conversion reference period. “Daily conversion value” means, with respect to any trading day, the product of (1) the applicable conversion rate and (2) the volume weighted average price of the Company’s common stock on such trading day.

The Company may redeem all or part of the notes for cash (i) at any time prior to the date on which they mature to the extent necessary to preserve the Company’s qualification as a REIT for U.S. federal income tax purposes or (ii) on or after May 20, 2012, at a redemption price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest and additional interest, if any, to, but excluding, the redemption date. The holders of the notes may require the Company to repurchase all or a portion of their notes for cash on May 15, 2012, May 15, 2017 and May 15, 2022 for a repurchase price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest and additional interest, if any, to, but excluding, the repurchase date.

Junior Subordinated Notes

On June 25, 2007, the Company completed the issuance and sale of $28.1 million in aggregate principal amount of TruPS issued by the Company’s unconsolidated subsidiary, Alesco Capital Trust I (the “Trust”). The TruPS mature on July 30, 2037 and may be called by the Company at par any time after July 30, 2012. The TruPS require quarterly distributions of interest by the Trust to the holders of the TruPS. Distributions will be payable quarterly at a fixed interest rate equal to 9.495% per annum through the distribution payment date on July 30, 2012 and thereafter at a floating interest rate equal to LIBOR plus 400 basis points per annum through July 30, 2037. The Trust simultaneously issued 870 shares of the Trust’s common securities to the Company for a purchase price of $870 thousand, which constitutes all of the issued and outstanding common securities of the Trust.

The Trust used the proceeds from the sale of the TruPS together with the proceeds from the sale of the common securities to purchase $29.0 million in aggregate principal amount of unsecured junior subordinated notes due July 30, 2037 issued by the Company. The Company is permitted to redeem the junior subordinated notes on or after July 30, 2012. If the Company redeems any amount of the junior subordinated notes, the Trust must redeem a like amount of the TruPS.

On October 6, 2006, the Company acquired 100% of a statutory business trust, Sunset Financial Statutory Trust I. The trust issued $20 million of trust preferred securities on March 15, 2005. The assets of the trust consist of $20.6 million of junior subordinated debentures issued by the Company, due March 30, 2035. The trust preferred securities and the subordinated notes bear interest at 90-day LIBOR plus 415 basis points, payable quarterly in arrears, and generally may not be redeemed prior to March 30, 2010. The trust has no operations or assets separate from its investment in the junior subordinated debentures.

The Trusts described above are VIEs pursuant to FIN 46R because the holders of the equity investment at risk do not have adequate decision making ability over the Trust’s activities. Because the Company’s investment in the Trusts’ common securities were financed directly by the Trusts as a result of their loan of the proceeds to the Company, that investment is not considered to be an equity investment at risk pursuant to FIN 46R, and the Company is not the primary beneficiary of the Trusts. The Trusts are not consolidated by the Company and, therefore, the Company’s consolidated financial statements include the junior subordinated notes issued to the Trusts as a liability, and the investment in the Trusts’ common securities as an asset.

The table below summarizes the Company’s contractual obligations (excluding interest) under borrowing agreements as of December 31, 2008 (amounts in thousands):

	Total Notional	Payments Due by Period
		Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Non-recourse obligations:
Trust preferred obligations	$385,600	$—	$—	$—	$385,600
Securitized mortgage debt	844,764	—	—	—	844,764
CDO notes payable	8,449,072	—	—	—	8,449,072
Warehouse credit facilities	126,623	126,623	—	—	—
Commitments to purchase securities and loans (a)	23,637	23,637	—	—	—

Total non-recourse obligations	9,829,696	150,260	—	—	9,679,436
Recourse:
Junior subordinated notes	49,614	—	—	—	49,614
Contingent convertible debt	28,650	—	—	—	28,650

Total recourse obligations	78,264	—	—	—	78,264

Total	$9,907,960	$150,260	$—	$—	$9,757,700

(a)	Amounts reflect our consolidated CDOs’ requirement to purchase additional collateral in order to complete the ramp-up collateral balances. Of this amount, $16.6 million has been advanced through CDO notes payable and is included in our restricted cash on our consolidated balance sheet as of December 31, 2008.

NOTE 7: DERIVATIVE FINANCIAL INSTRUMENTS

The Company may use derivative financial instruments to hedge all or a portion of the interest rate risk associated with its borrowings. The principal objective of such arrangements is to minimize the risks and/or costs associated with the Company’s operating and financial structure as well as to hedge specific anticipated transactions. The counterparties to these contractual arrangements are major financial institutions with which the Company and its affiliates may also have other financial relationships. In the event of nonperformance by the counterparties, the Company is potentially exposed to credit loss.

The table below summarizes the aggregate notional amount and estimated net fair value of the Company’s derivative instruments (amounts in thousands):

	As of December 31, 2008		As of December 31, 2007
	Notional	Fair Value	Notional	Fair Value
Cash Flow Hedges:
Interest rate swaps	$1,815,359	$(266,033)	$1,989,109	$(122,921)
Basis swaps	385,000	(101)	385,000	(395)
Credit default swaps	—	—	95,920	67,030
Free-standing derivative	8,750	(850)	8,750	—

Net fair value	$2,209,109	$(266,984)	$2,478,779	$(56,286)

The following table summarizes by derivative instrument type the effect on income for the following periods (amounts in thousands):

	For the year ended December 31, 2008		For the year ended December 31, 2007		For the period from January 31, 2006 through December 31, 2006
Type of Derivative	Amounts Reclassified to Earnings for Effective Hedges – Gains (Losses)	Amounts Reclassified to Earnings for Hedge Ineffectiveness & Non-Hedged Derivative – Gains (Losses)	Amounts Reclassified to Earnings for Effective Hedges – Gains (Losses)	Amounts Reclassified to Earnings for Hedge Ineffectiveness & Non-Hedged Derivative – Gains (Losses)	Amounts Reclassified to Earnings for Effective Hedges – Gains (Losses)	Amounts Reclassified to Earnings for Hedge Ineffectiveness & Non-Hedged Derivative – Gains (Losses)
Interest rate swaps	$(6,921)	$(250,590)	$1,988	$(6,285)	$7,700	$1,514
Basis swaps	—	(836)	—	609	—	139
Free-standing derivative	—	(850)	—	106	—	2,127
Credit default swaps	—	17,115	—	84,279	—	—

Net change in fair value of derivative contracts	$(6,921)	$(235,161)	$1,988	$78,709	$7,700	$3,780

During the year ended December 31, 2008, the change in fair value of derivative contracts included the impact of the reclassification to the income statement of $48.6 million of cash flow hedge losses that were previously recorded in accumulated other comprehensive loss. The reclassifications resulted from the Company’s determination that the forecasted transactions that the instruments hedge are no longer probable of occurring due to the likelihood of or actual liquidation of our Kleros Real Estate I, II, III and IV portfolios.

Cash Flow Hedges

The Company has entered into various interest rate swap contracts to hedge interest rate exposure relating to CDO notes payable and warehouse credit facilities that are used to finance investments in our target asset classes.

Prior to January 1, 2008, the Company designated interest rate swap contracts as cash flow hedges at inception and determined at each reporting period whether or not the interest rate swap contracts are highly effective in offsetting interest rate fluctuations associated with the identified indebtedness. Certain of the Company’s interest rate swap contracts were not designated as interest rate hedges at inception, therefore the change in fair value during the period in which the interest rate swap contracts were not designated as hedges was recorded as an unrealized gain (loss) on interest rate swap contracts in the consolidated statements of income (loss). Effective January 1, 2008, we adopted the fair value option under SFAS No. 159 for our TruPS and MBS CDO notes payable and therefore, have discontinued hedge accounting for all of the interest rate swaps associated with those transactions.

As of December 31, 2008, the maximum length of time over which the Company was hedging its exposure to the variability of future cash flows for forecasted transactions is approximately 9 years. Based on amounts included in the accumulated other comprehensive loss as of December 31, 2008 from designated interest rate swaps, the Company expects to recognize a decrease of $3.0 million in interest expense over the next twelve months.

Credit Default Swaps

During June 2008, the Company sold the subsidiary that owned $87.5 million notional value of CDS positions for $70.4 million in proceeds. Following the June 2008 sale, the Company no longer holds any investments in CDS.

Free-Standing Derivative

During October 2007, a subsidiary of the Company, entered into a derivative arrangement with a third party. Under the agreement, the Company is obligated to make payments to the third party in the event that the Class A-1 Notes of Alesco Preferred Funding XIV, Ltd. (Alesco XIV CDO) fails to: (1) make scheduled principal or interest payments on its $430 million senior secured notes due in 2037; and (2) the debt issued by a particular insurance issuer that collateralizes Alesco XIV defaults. The notional amount of the contract is $8.8 million. The Company is also subject to margin requirements in the event that the Class A-1 Notes of the Alesco XIV CDO are downgraded below AAA. Subsequent to December 31, 2008, the Class A-1 Notes of the Alesco XIV CDO were downgraded to “A+” and as a result the Company will be required to post approximately $2.2 million of margin collateral. The maximum amount of the margin exposure is equal to the notional amount of the contract and the amount of required margin varies based upon the Company’s outstanding equity balance and the rating level assigned to the Alesco XIV Class A-1 Notes.

NOTE 8: NONCONTROLLING INTERESTS

Noncontrolling interests represent the interests of third-party investors in the CDO entities consolidated by the Company. The following summarizes the Company’s noncontrolling interest activity for the year ended December 31, 2008 and 2007, respectively:

	For the Year Ended December 31, 2008	For the Year Ended December 31, 2007
Beginning balance	$19,543	$98,598
Cumulative effect adjustment from adoption of SFAS No. 159	22,737	—
Sale of subsidiary shares to noncontrolling interests	—	23,145
Net income attributable to noncontrolling interests	10,479	19,734
Accumulated other comprehensive income (loss) allocation	2,548	(87,306)
Purchase of subsidiary shares from noncontrolling interests	—	(12,878)
Distributions to noncontrolling interests	(12,259)	(21,750)

Ending balance	$43,048	$19,543

Noncontrolling interest holders are allocated their respective portion of the earnings of the CDO. The CDO entity makes quarterly distributions to the holders of the CDO notes payable and preferred shares. The distributions to preferred stockholders are determined at each payment date, after the necessary cash reserve accounts are established and after the payment of expenses and interest on the CDO notes payable.

NOTE 9: STOCK-BASED COMPENSATION

The Company has adopted an equity incentive plan (the “2006 Equity Incentive Plan”) that provides for the grant of stock options, restricted common stock, stock appreciation rights, and other share-based awards. Share-based awards may be granted to the Manager, Cohen, directors, officers and any key employees of the Manager or Cohen and to any other individual or entity performing services for the Company. The 2006 Equity Incentive Plan is administered by the compensation committee of the Company’s board of directors.

The following table summarizes restricted common stock activity during the following periods:

	Officers and Key Employees	Directors	Total
Unvested shares as of January 31, 2006	—	—	—
Issued	382,066	37,800	419,866
Vested	—	—	—
Forfeited	(226,409)	—	(226,409)

Unvested shares as of December 31, 2006	155,657	37,800	193,457
Issued	1,404,961	52,500	1,457,461
Vested	(388,734)	(33,950)	(422,684)
Forfeited	—	—	—

Unvested shares as of December 31, 2007	1,171,884	56,350	1,228,234
Issued	259,500	145,940	405,440
Vested	(553,688)	(54,424)	(608,112)
Forfeited	(39,752)	—	(39,752)

Unvested shares as of December 31, 2008	837,944	147,866	985,810

The shares of restricted common stock granted to the directors were valued using the fair market value at the time of grant, which was $2.40 and $9.52 per share, for the shares of restricted common stock granted in 2008 and 2007, respectively. Pursuant to EITF 96-18, the Company is required to value any earned and unvested shares of restricted common stock granted to the officers and key employees of Cohen at the market price on each reporting date. The Company valued the unvested restricted common stock at $0.44 and $3.28 per share at December 31, 2008 and December 31, 2007, respectively.

Stock-based compensation expense relating to awards to directors was $0.4 million, $0.2 million and $0.1 million during the years ended December 31, 2008 and 2007, and the period from January 31, 2006 through December 31, 2006, respectively. Stock-based compensation expense relating to awards to officers and key employees of the Manager and Cohen during the years ended December 31, 2008 and 2007, and the period from January 31, 2006 through December 31, 2006 was $0.9 million, $1.8 million and $0.8 million, respectively. There was $0.8 million, $4.1 million and $1.1 million of total unrecognized compensation costs related to unvested restricted common stock granted as of December 31, 2008, 2007 and 2006, respectively. The restricted common stock awards typically vest quarterly on a straight-line basis over a three-year term, assuming the recipient is continuing in service to the Company at such date.

NOTE 10: EARNINGS (LOSS) PER SHARE

The following table presents a reconciliation of basic and diluted earnings (loss) per share for the following periods (dollars in thousands, except per share data):

	For the Year Ended December 31, 2008	For the Year Ended December 31, 2007	For the Period from January 31, 2006 through December 31,2006
Net income (loss) attributable to common stockholders	$(146,343)	$(1,261,320)	$22,031

Weighted-average common shares outstanding—Basic and diluted	59,470,943	56,098,672	14,924,342

Earnings (loss) per share—Basic	$(2.46)	$(22.48)	$1.48

Earnings (loss) per share—Diluted	$(2.46)	$(22.48)	$1.48

Anti-dilutive shares	—	—	—

NOTE 11: MANAGEMENT AGREEMENT AND RELATED PARTY TRANSACTIONS

The Company’s Chairman of the Board and other officers serve as executive officers of Cohen, of which the Manager is an affiliate. The Manager handles the Company’s day-to-day operations, provides the Company with office facilities, and administers the Company’s business activities through the resources of Cohen. The Management Agreement was executed on January 31, 2006 between the Manager and Alesco Financial Trust and, upon the closing of the merger on October 6, 2006, the Company assumed the Management Agreement. The initial term expired on December 31, 2008 and was renewed for an additional one year term. The Management Agreement will continue to be automatically renewed for a one-year term on each anniversary date thereafter unless two-thirds of the independent directors or the holders of at least a majority of the outstanding shares of common stock vote not to automatically renew the Management Agreement.

The Management Agreement provides, among other things, that in exchange for managing the day-to-day operations and administering the business activities of the Company, the Manager is entitled to receive from the Company certain fees and reimbursements, consisting of a base management fee, an incentive fee based on certain performance criteria, reimbursement for certain operating expenses as defined in the Management Agreement, and a termination fee if the Company decides to terminate the Management Agreement without cause or if the Manager terminates the Management Agreement due to the Company’s default. The base management fee and the incentive fee otherwise payable by the Company to the Manager pursuant to the Management Agreement are reduced by the Company’s proportionate share of the amount of any CDO and CLO collateral management fees that are paid to Cohen and its affiliates in connection with the CDOs and CLOs in which the Company invests, based on the percentage of equity it holds in such CDOs and CLOs.

During the years ended December 31, 2008 and 2007, and the period from January 31, 2006 through December 31, 2006, the Company incurred total base and incentive management fees, net of asset management fee credits of $2.7 million, $0 and $0.8 million, respectively. The Company recognized stock-based compensation expense of $0.9 million, $1.8 million and $0.8 million related to restricted common stock granted to the officers of the Company and key employees of the Manager and Cohen during the years ended December 31, 2008 and 2007, and the period from January 31, 2006 through December 31, 2006, respectively.

During the years ended December 31, 2008 and 2007, and the period from January 31, 2006 through December 31, 2006, the consolidated CDO entities that are included in the Company’s consolidated financial statements incurred collateral management fees that are payable to Cohen of $16.0 million, $15.5 million and $4.4 million, respectively. During the same periods, Cohen earned origination, structuring and placement fees of

$1.1 million, $19.3 million and $34 million, respectively, relating to services provided to warehouse facilities and CDOs that the Company is invested in. In addition, during the same periods, Cohen received $0.7 million, $13.3 million and $10.5 million, respectively, from warehouse facilities and consolidated CDO entities as reimbursement for origination expenses paid to third parties.

Base management fees and incentive fees incurred, stock-based compensation expense relating to shares of restricted common stock granted to the Manager, and collateral management fees paid to Cohen are included in related party management compensation on the consolidated statements of income (loss). Expenses incurred by the Manager and reimbursed by the Company are reflected in the respective consolidated statement of income (loss) non-investment expense category based on the nature of the expense.

NOTE 12: INCOME TAXES

The Company elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code. To maintain qualification as a REIT, the Company must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of its ordinary taxable income to shareholders. The Company generally will not be subject to U.S. federal income tax on taxable income that is distributed to its shareholders. If the Company fails to qualify as a REIT in any taxable year, it will then be subject to U.S. federal income taxes on its taxable income at regular corporate rates, and it will not be permitted to qualify for treatment as a REIT for U.S. federal income tax purposes for four years following the year during which qualification is lost unless the Internal Revenue Service grants relief under certain statutory provisions. Such an event could materially adversely affect the Company’s net income and cash available for distributions to shareholders. However, the Company believes that it will be organized and operated in such a manner as to continue to qualify for treatment as a REIT. The Company may be subject to certain state and local taxes.

The components of the provision (benefit) for income taxes as it relates to the Company’s taxable income are as follows:

	For the Year Ended December 31, 2008	For the Year Ended December 31, 2007	For the period from January 31, 2006 through December 31, 2006
Current income tax provision (benefit):
Federal	$(4,312)	$3,599	$659
State	—	(18)	163

Total current provision	(4,312)	3,581	822
Deferred income tax benefit:
Federal	(21,877)	(1,253)	(48)
State	—	—	(8)

Total deferred benefit	(21,877)	(1,253)	(56)

Total provision (benefit)	$(26,189)	$2,328	$766

A reconciliation of statutory income tax provision (benefit) to the effective income tax provision (benefit) is as follows:

	Year Ended December 31,
	2008		2007		2006
	Tax	Rate	Tax	Rate	Tax	Rate
	(In thousands)		(In thousands)		(In thousands)
Pretax income (loss) at statutory income tax rate	$(56,719)	35.00%	$(433,740)	35.00%	$10,648	35.00%
Non-taxable loss (income) at statutory income tax rate	20,657	(12.75)%	442,975	(35.75)%	(7,213)	(23.71)%
Non-taxable income attributable to noncontrolling interests at statutory income tax rate	(3,668)	2.27%	(6,907)	0.56%	(2,669)	(8.77)%
State & local taxes, net of federal provision	—	0.00%	—	0.00%	—	0.00%
Valuation Allowance	13,541	(8.36)%	—	0.00%	—	0.00%

Total income tax provision (benefit)	$(26,189)	16.16%	$2,328	(0.19)%	$766	2.52%

Certain TRS entities are domiciled in the Cayman Islands and, accordingly, taxable income generated by these entities may not be subject to local income taxation, but generally will be included in the Company’s income on a current basis, whether or not distributed. Upon distribution of any previously included income to the Company, no incremental U.S. federal, state, or local income taxes would be payable by the Company. Accordingly, no provision for income taxes has been recorded for these foreign TRS entities during the year ended December 31, 2008 or 2007 or for the period from January 31, 2006 through December 31, 2006.

The components of the deferred tax assets and liabilities as of December 31, 2008 and 2007 are as follows:

	December 31, 2008	December 31, 2007
	(In thousands)
Deferred tax assets:
Provision for loan losses	$—	$194
Net operating loss carryforward	38,577	1,115
Other	—	—

Gross deferred tax asset	38,577	1,309
Valuation allowance	(13,541)	—

Net deferred tax asset	$25,036	$1,309

During the year ended December 31, 2008, the Company recorded a valuation allowance of $13.5 million related to the Company’s inability to utilize certain federal net operating losses.

The Company’s domestic TRSs had federal net operating loss carryforwards for which a deferred tax asset of $38.6 million and $1.1 million was recorded as of December 31, 2008 and 2007, respectively. These carryforwards are subject to annual limitations and will expire in 2028. The Company believes that the realization of the recognized net deferred tax asset of $25.0 million (after valuation allowance) is more likely than not based on expectations as to future taxable income in the jurisdictions in which it operates.

In addition, the Company (excluding the domestic TRSs) has capital loss carryforwards of approximately $10.6 million, which expire in the tax year ending December 31, 2011, and net operating loss carryforwards of approximately $42.6 million, which expire in the tax year ending December 31, 2028. The Company has not recorded a tax benefit as of December 31, 2008 on either the capital loss carryforwards or the net operating loss carryforwards as the Company is not subject to U.S. federal income tax as long as the Company maintains its qualification to be taxed as a REIT.

NOTE 13: COMMITMENTS AND CONTINGENCIES AND OTHER MATTERS

Commitments

The leveraged loan CLO vehicles consolidated by the Company are committed to purchase interests in debt obligations of corporations, partnerships and other entities in the form of participations in leveraged loans, which obligate the CDO vehicle to acquire a predetermined interest in such leveraged loans at a specified price on a to-be determined settlement date. As of December 31, 2008 and 2007, the consolidated CLO vehicles had committed to participate in funding approximately $0 and $5.0 million of leveraged loans, respectively. The CLO vehicles will use amounts currently included in restricted cash to fund these purchases.

As of December 31, 2008 and 2007, the consolidated CDO entities have requirements to purchase $23.6 million and $107.2 million of additional collateral assets, respectively, in order to complete the accumulation of the required amount of collateral assets. Of this amount, $16.6 million and $47.6 million has already been advanced to consolidated CDOs through CDO notes payable and is included within restricted cash on the consolidated balance sheet as of December 31, 2008 and December 31, 2007, respectively.

Contingencies

The Company is party to various legal proceedings which arise in the ordinary course of business. The Company is not currently involved in any litigation nor, to our knowledge, is any litigation threatened against us, the outcome of which would, in our judgment based on information currently available to us, have a material adverse effect on our financial position or results of operations.

NYSE Continued Listing Standards

On October 10, 2008, the Company was notified by the NYSE that it was not in compliance with an NYSE continued listing standard applicable to its common stock. The standard requires that the average closing price of any listed security not fall below $1.00 per share for any consecutive 30 trading-day period. On October 15, 2008, the Company notified the NYSE of its intent to cure this deficiency. Under the NYSE rules, the Company has six months from the date of the NYSE notice to comply with the NYSE minimum share price standard. If the Company is not compliant by that date, its common stock will be subject to suspension and delisting by the NYSE. After exploring different alternatives for curing the deficiency and restoring compliance with the continued listing standards, the Company currently expects to effectuate a 1 for 10 reverse split of its common stock. The Company’s common stock remains listed on the NYSE under the symbol “AFN.” The NYSE’s continued listing standards also require that the Company’s average market capitalization be at least $25 million over any 30 consecutive trading day period and that it maintain its REIT status. On February 26, 2009, the NYSE submitted to the SEC an immediately effective rule filing which suspends the NYSE’s $1 minimum price requirement on a temporary basis, initially through June 30, 2009. Further, the filing also extends until the same date the NYSE’s current easing of the average global market capitalization standard from $25 million to $15 million. In addition to being delisted due to the Company’s failure to comply with any of these continued listing standards, it will also likely be delisted if it fails to meet any other of the NYSE’s listing standards.

NOTE 14: SUBSEQUENT EVENTS

Proposed Merger with Cohen & Company

On February 20, 2009, the Company signed a definitive merger agreement with Cohen & Company, the parent of its manager. The Company’s Board of Directors and Cohen’s Board of Managers have each unanimously approved the transaction. Cohen will merge with a subsidiary of the Company and will survive the merger as a subsidiary of the Company. In the merger, (i) members who own Class A units of membership interests and Class B units of membership interests in Cohen will have the option to exchange each of their membership units in Cohen for either 0.57372 shares of the Company’s common stock or 0.57372 replacement units of membership interest in Cohen and (ii) Daniel G. Cohen, who owns Class C units of membership interest in Cohen, will be entitled to receive one share of our Series A Voting Convertible Preferred Stock, par value $0.001 per share, which is referred to herein as the Series A share. The Series A share will have no economic rights but will entitle the holder thereof to elect one-third of our board of directors. In 2010, the holder of the Series A share may convert the Series A share into our Series B Voting Non-Convertible Preferred Stock, par value $0.001 per share, which will have no economic rights but will entitle such holder to vote together with our stockholders on all matters presented to our stockholders and to exercise approximately 31.5% of the voting power of our common stock. The replacement units of membership interests in Cohen may be exchanged into an equivalent number of our common stock at any time in the future. Holders of the Company’s common stock will continue to hold their shares of the Company. It is currently expected that the Company’s current shareholders will own 62.4% of the Company’s shares of common stock immediately after the merger and former unit holders of Cohen will hold the balance; however, the actual percentages will not be known until members of Cohen have made their elections to receive the Company’s common stock or replacement units of Cohen. If all Cohen membership interests were to be converted into the Company’s common stock shares, the Company’s current shareholders would own 38.5%, and former Cohen members would own 61.5%, of the combined company. Cohen will be treated as the acquirer for accounting purposes.

The proposed merger, which is expected to close during the second half of 2009, is subject to a number of closing conditions, including the receipt of third party consents and other conditions set forth in the definitive merger agreement. In addition, the merger is subject to approval by the affirmative vote of a majority of the votes cast by holders of the Company’s common stock, provided that the number of votes cast on the matter is over 50% of the votes entitled to be cast on the proposal.

Sale of Emporia Collateral Management Agreements

On February 27, 2009, Cohen sold each of the Emporia I, II and III collateral management contracts (the Company has equity interests in Emporia II and III) to an unrelated third party. The sale of the collateral management contracts results in a servicer default within our leveraged loan warehouse facility and therefore, the terms of the warehouse facility require that all principal and interest proceeds be utilized to amortize the warehouse lender’s outstanding debt balance. The leveraged loan warehouse facility was scheduled to terminate in May 2009. The sale of the Emporia II and III collateral management contracts required the Company’s consent. In consideration for the Company’s consent to enter into such transaction, Cohen and the Company entered into an arrangement that requires Cohen to pay $3 million to the Company. The purpose of the payment is to compensate the Company for amounts that it would have otherwise received had the servicer default not occurred within the leveraged loan warehouse agreement. Additionally, Cohen and the Company agreed that the Company shall be permitted to continue to offset the monthly base management fee and the quarterly incentive fee by the Company’s proportionate share of the collateral management fees paid in Emporia II and III. In the event that our proposed merger with Cohen is consummated, Cohen shall not be obligated to pay such amount to the Company. If the merger agreement with Cohen is terminated, such amount shall be paid by Cohen to the Company within 10 business days of the termination date.

NOTE 15: QUARTERLY FINANCIAL DATA

The following represents summarized quarterly financial data of the Company which, in the opinion of management, reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the Company’s results of operations:

	For the Three Months Ended
	Mar 31 (Unaudited)	June 30 (Unaudited)	September 30 (Unaudited) (1)	December 31 (Unaudited)
2008:
Net investment income (loss)	$25,592	$26,475	$14,867	$(13,834)
Net income (loss) attributable to common stockholders	$84,886	$(81,204)	$62,431	$(212,456)
Total earnings (loss) per share—Basic	$1.43	$(1.36)	$1.05	$(3.60)
Total earnings (loss) per share—Diluted	$1.43	$(1.36)	$1.05	$(3.60)

	For the Three Months Ended
	Mar 31 (Unaudited)	June 30 (Unaudited)	September 30 (Unaudited)	December 31 (Unaudited)
2007:
Net investment income	$16,840	$18,915	$21,800	$26,048
Net income (loss) attributable to common stockholders	$11,778	$(47,217)	$(496,604)	$(729,277)
Total earnings (loss) per share—Basic	$0.22	$(0.86)	$(8.36)	$(12.31)
Total earnings (loss) per share—Diluted	$0.21	$(0.86)	$(8.36)	$(12.31)

(1)	Amounts have been retrospectively adjusted as a result of the adoption of FSP APB 14-1.

Alesco Financial Inc.

Schedule II

Valuation and Qualifying Accounts

(Dollars in thousands)

	Balance, Beginning of Period	Additions	Deductions	Balance, End of Period
For the year ended December 31, 2008	$18,080	$61,107	$(10,759)	$68,428
For the year ended December 31, 2007	$2,130	$16,218	$(268)	$18,080
For the period from January 31, 2006 through December 31, 2006	$—	$2,130	$—	$2,130

Alesco Financial Inc.

Schedule IV

Mortgage Loans on Real Estate

As of December 31, 2008

(dollars in thousands)

(1)	Summary of Residential Mortgage Loans on Real Estate:

Description of mortgages
Residential mortgages (c)	Number of Loans	Interest Rate		Maturity Date		Original Principal		Carrying Amount of
		Lowest	Highest	Lowest	Highest	Lowest	Highest	Mortgages (a)
5/1 Adjustable Rate
2-4 Family	35	4.1%	7.4%	6/1/2035	11/1/2036	$11	$1,500	$15,132
Condominium	211	3.5%	7.8%	2/1/2035	9/1/2046	86	1,067	72,860
PUD	400	4.3%	8.0%	4/1/2035	10/1/2046	108	2,860	161,019
Single Family	841	4.0%	7.8%	11/1/2033	11/1/2046	58	2,097	367,718

Subtotal	1,487							$616,729

7/1 Adjustable Rate
2-4 Family	27	6.0%	7.9%	7/1/2036	10/1/2046	$166	$1,500	$12,645
Condominium	69	5.4%	7.8%	3/1/2036	11/1/2036	94	759	20,053
PUD	90	5.4%	7.9%	2/1/2036	11/1/2046	59	1,480	43,378
Single Family	302	5.0%	7.9%	2/1/2036	10/1/2046	90	1,500	138,625

Subtotal	488							$214,701

10/1 Adjustable Rate
2-4 Family	22	6.5%	7.3%	9/1/2036	10/1/2036	$95	$932	$9,018
Condominium	52	5.9%	7.8%	8/1/2036	11/1/2036	67	912	14,434
PUD	2	6.5%	7.0%	9/1/2036	9/1/2036	129	154	288
Single Family	110	5.8%	7.6%	7/1/2036	11/1/2036	51	1,950	46,321

Subtotal	186							$70,061

Total residential mortgages	2,161							$901,491

(a)	Reconciliation of carrying amount of residential mortgages:

For the year ended December 31, 2008
Balance, beginning of period	$1,047,195
Deductions during period:
Collections of principal	(106,546)
Net premium amortization	(204)
Transfer to REO	(33,209)
Sale of loans	(5,745)

Balance, end of period :	$901,491

(b)	Summary of Residential Mortgages by Geographic Location (dollars in thousands):

	Number of Loans	Minimum Coupon	Maximum Coupon	Minimum Carrying Amount	Maximum Carrying Amount	Total Carrying Amount
CA	844	3.5%	7.9%	$77	$2,125	$423,737
FL	190	4.4%	7.6%	79	2,898	72,357
AZ	173	4.3%	8.0%	90	1,515	49,272
NV	130	5.3%	7.5%	102	1,016	43,493
WA	132	4.8%	7.4%	114	1,022	45,595
VA	90	4.8%	7.9%	150	1,004	39,967
CO	74	4.0%	7.5%	68	1,222	23,777
OR	51	4.8%	7.5%	108	1,319	15,270
MD	47	4.9%	7.1%	74	962	18,624
IL	46	4.6%	7.5%	78	1,383	17,130
MN	35	4.4%	7.5%	110	753	9,678
NJ	31	4.1%	7.5%	102	1,555	17,462
NY	29	4.9%	7.3%	255	925	15,394
NC	28	4.9%	7.4%	64	1,017	9,916
GA	26	4.4%	7.1%	94	1,013	9,339
UT	24	5.8%	7.8%	93	1,824	8,664
MA	24	4.6%	7.9%	12	973	11,821
TX	22	4.6%	7.6%	28	1,013	7,347
ID	17	5.4%	7.3%	85	892	5,052
SC	14	5.9%	7.0%	119	1,641	7,458
PA	14	5.9%	7.8%	111	1,538	6,211
MO	13	6.1%	7.3%	60	1,358	5,721
WI	12	4.9%	7.5%	109	603	2,867
MI	8	5.9%	7.8%	96	811	2,419
HI	9	5.9%	7.1%	258	1,867	5,699
CT	9	4.8%	7.8%	176	702	3,678
DC	8	5.5%	7.1%	151	1,518	3,581
NM	6	6.3%	7.1%	136	226	1,066
MT	6	4.8%	7.0%	160	993	2,825
DE	6	5.1%	7.1%	228	633	2,872
AL	6	6.3%	7.3%	149	648	2,456
NE	5	6.0%	7.0%	126	270	938
TN	4	6.3%	7.0%	74	790	1,242
OH	4	5.9%	6.9%	101	528	1,300
WV	3	4.6%	6.9%	293	334	927
IA	3	5.9%	6.3%	59	104	266
VT	2	6.1%	6.6%	648	1,050	1,698
SD	2	6.5%	7.4%	51	112	164
RI	2	5.4%	6.4%	275	445	720
KY	2	6.6%	6.9%	167	492	660
KS	2	5.5%	6.9%	240	617	857
IN	2	5.9%	6.8%	97	238	335
WY	1	5.9%	5.9%	605	605	605
OK	1	6.8%	6.8%	200	200	200
NH	1	7.0%	7.0%	445	445	445
ND	1	6.9%	6.9%	99	99	99
MS	1	6.4%	6.4%	159	159	159
AR	1	7.3%	7.3%	128	128	128

Grand Total	2,161					901,491